 AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON OCTOBER 17, 1995

                                                 REGISTRATION NO. 33-62313
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                      SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C. 20549

                               ----------------

                             AMENDMENT NO. 1

                                    TO
                                   FORM S-3
                            REGISTRATION STATEMENT
                                     UNDER
                          THE SECURITIES ACT OF 1933

                               ----------------

                        CABLEVISION SYSTEMS CORPORATION
            (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

                  DELAWARE                              11-2776686
      (STATE OR OTHER JURISDICTION OF                  (IRS EMPLOYER
       INCORPORATION OR ORGANIZATION)             IDENTIFICATION NUMBER)

                              ONE MEDIA CROSSWAYS
                           WOODBURY, NEW YORK 11797
                                (516) 364-8450
         (ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING
            AREA CODE, OF REGISTRANT'S PRINCIPAL EXECUTIVE OFFICES)

                               ----------------

                                ROBERT S. LEMLE

         EXECUTIVE VICE PRESIDENT, GENERAL COUNSEL AND SECRETARY
                              ONE MEDIA CROSSWAYS
                           WOODBURY, NEW YORK 11797
                                (516) 364-8450
           (NAME, ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER,
                  INCLUDING AREA CODE, OF AGENT FOR SERVICE)

                                WITH COPIES TO:
                JOHN P. MEAD                          JONATHAN JEWETT
            SULLIVAN & CROMWELL                     SHEARMAN & STERLING
              125 BROAD STREET                     599 LEXINGTON AVENUE
          NEW YORK, NEW YORK 10004               NEW YORK, NEW YORK 10022

                               ----------------

       APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC:
   FROM TIME TO TIME AFTER THIS REGISTRATION STATEMENT BECOMES EFFECTIVE AS
                   DETERMINED IN LIGHT OF MARKET CONDITIONS.

  If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [_]

  If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. [X]

  If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]

  If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]

  If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [_]

                               ----------------

  THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH
SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THIS REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE SECURITIES AND EXCHANGE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.

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

++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++
+INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT. A         +
+REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE + +SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY NOT BE SOLD NOR MAY +
+OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THE REGISTRATION STATEMENT        +
+BECOMES EFFECTIVE. THIS PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL OR + +THE SOLICITATION OF AN OFFER TO BUY NOR SHALL THERE BE ANY SALE OF THESE + +SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE + +UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF +
+ANY SUCH STATE.                                                               +
++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++

               SUBJECT TO COMPLETION, DATED OCTOBER 17, 1995

PROSPECTUS

                                     [LOGO]

                        CABLEVISION SYSTEMS CORPORATION

                       DEBT SECURITIES, PREFERRED STOCK,
                       CLASS A COMMON STOCK AND WARRANTS

  Cablevision Systems Corporation (the "Company") may from time to time offer, together or separately, its (i) subordinated debt securities (the "Debt Securities"), (ii) shares of its preferred stock, $.01 par value (the "Preferred Stock"), which may be issued in the form of Depositary Shares evidenced by Depositary Receipts, (iii) shares of its Class A common stock, par value $.01 per share (the "Class A Common Stock"), and (iv) warrants to purchase Debt Securities, Preferred Stock, Depositary Shares or Class A Common Stock (the "Warrants") in amounts, at prices and terms to be determined at the time of offering. The Debt Securities, Preferred Stock, Class A Common Stock and Warrants are collectively called the "Securities".

  The Securities offered pursuant to this Prospectus may be issued in one or more series or issuances and will be limited to $1,000,000,000 aggregate public offering price (or its equivalent (based on the applicable exchange rate at the time of sale) in one or more foreign currencies, currency units or composite currencies as shall be designated by the Company). Certain specific terms of the particular Securities in respect of which this Prospectus is being delivered are set forth in the accompanying Prospectus Supplement (the "Prospectus Supplement"), including, where applicable, in the case of Debt Securities, the specific title, aggregate principal amount, the denomination, whether such Debt Securities are secured or unsecured obligations, maturity, premium, if any, the interest rate (which may be fixed, floating or adjustable), the time and method of calculating payment of interest, if any, the place or places where principal of (and premium, if any) and interest, if any, on such Debt Securities will be payable, the currency in which principal of (and premium, if any) and interest, if any, on such Debt Securities will be payable, any terms of redemption at the option of the Company or the holder, any sinking fund provisions, terms for any conversion or exchange into other Securities, the initial public offering price and other special terms, in the case of Preferred Stock, the specific title, the aggregate amount, any dividend (including the method of calculating payment of dividends), liquidation, redemption, voting and other rights, any terms for any conversion or exchange into other Securities, the initial public offering price and other special terms, and, in the case of Warrants, the duration, the purchase price, the exercise price and detachability of, and Securities to be received upon exercise of, such Warrants. If so specified in the applicable Prospectus Supplement, Debt Securities of a series may be issued in whole or in part in the form of one or more temporary or permanent global securities. The Company's Class A Common Stock is listed on the American Stock Exchange under the trading symbol "CVC". Any Class A Common Stock sold pursuant to a Prospectus Supplement will be listed on such exchange, subject to official notice of issuance.

  The Debt Securities, when issued, will be subordinated in right of payment to all Senior Debt of the Company.

  The Prospectus Supplement will contain information concerning U.S. federal income tax considerations, if applicable to the Securities offered.

                                  -----------

THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES
 AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY
  IS A CRIMINAL OFFENSE.

                                  -----------

  The Securities will be sold directly, through agents, underwriters or dealers as designated from time to time, or through a combination of such methods. If agents of the Company or any dealers or underwriters are involved in the sale of the Securities in respect of which this Prospectus is being delivered, the names of such agents, dealers or underwriters and any applicable commissions or discounts are set forth in or may be calculated from the Prospectus Supplement with respect to such Securities.

                                  -----------

             The date of this Prospectus is October   , 1995.

                             AVAILABLE INFORMATION

  The Company is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith files reports, proxy statements and other information with the Securities and Exchange Commission (the "Commission"). Such reports, proxy statements and other information filed by the Company may be inspected and copied at the public reference facilities of the Commission at Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549, and at the following regional offices: Seven World Trade Center, Suite 1300, New York, New York 10048; and Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661; and copies of such material can be obtained from the Public Reference Section of the Commission at Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549 at prescribed rates. Such reports, proxy statements and other information also may be inspected at the offices of the American Stock Exchange, 86 Trinity Place, New York, New York 10006.

                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

  The Company hereby incorporates by reference into this Prospectus the following documents or information filed with the Commission:

    (a) the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 1994 (the "Form 10-K");

    (b) the Company's Quarterly Reports on Form 10-Q for the fiscal quarters ended March 31 and June 30, 1995 (each, a "Form 10-Q" and, collectively, the "Form 10-Qs");

    (c) the Company's Current Reports on Form 8-K filed September 1, 1995, September 7, 1995 and October 17, 1995 (the "Form 8-Ks"); and

    (d) all documents filed by the Company pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act on or after the date of this Prospectus and prior to the termination of the offering made hereby.

  The Company also incorporates by reference into this Prospectus the financial statements of Cablevision of Boston Limited Partnership, Monmouth Cablevision Associates, Riverview Cablevision Associates, L.P., Framingham Cablevision Associates, Limited Partnership and American Movie Classics Company included in the Company's Consent Solicitation Statement/Prospectus, included in the Company's Registration Statement on Form S-4 (File No. 33-62717).

  Any statement contained herein or in any document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for the purpose of this Prospectus to the extent that a subsequent statement contained herein or in any subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.

  The Company will provide without charge to each person, including any beneficial owner, to whom this Prospectus is delivered, upon the written or oral request of any such person, a copy of any or all of the information incorporated herein by reference other than exhibits to such information (unless such exhibits are specifically incorporated by reference into such information). The Company's principal executive offices are located at One Media Crossways, Woodbury, New York 11797, and its telephone number is (516) 364-8450. Requests for such copies should be directed to the Secretary of the Company at its executive offices.

  As used herein, unless the context otherwise requires, the term "Company" refers to Cablevision Systems Corporation and its subsidiaries. The term "Consolidated Financial Statements" refers to the Company's Consolidated Financial Statements and the notes thereto incorporated by reference from the Form 10-K and the term "Management's Discussion and Analysis" refers to the Management's Discussion and Analysis of Financial Condition and Results of Operations incorporated by reference from the Form 10-K or the Form 10-Qs, as applicable.
                               ----------------
  IN CONNECTION WITH THIS OFFERING, THE UNDERWRITERS MAY OVER-ALLOT OR EFFECT TRANSACTIONS WHICH STABILIZE OR MAINTAIN THE MARKET PRICES OF THE SECURITIES AT LEVELS ABOVE THOSE WHICH MIGHT OTHERWISE PREVAIL IN THE OPEN MARKET. SUCH TRANSACTIONS MAY BE EFFECTED ON THE AMERICAN STOCK EXCHANGE OR OTHERWISE. SUCH STABILIZING, IF COMMENCED, MAY BE DISCONTINUED AT ANY TIME.

                                  THE COMPANY

  The Company is one of the largest operators of cable television systems in the United States, with approximately 2,753,000 subscribers in 19 states as of June 30, 1995 based on the number of basic subscribers in systems which the Company manages and which it owns or in which it has investments (including 91,000 subscribers in the Cablevision of Chicago system that was sold on August 4, 1995, as discussed below). The Company also has ownership interests in companies that produce and distribute national and regional programming services and provide advertising sales services for the cable television industry. The Company was formed in 1985 to effect a reorganization of its predecessors.

CABLE TELEVISION

  The cable television systems that are majority owned and managed by the Company (the "Company's cable television systems") served approximately 1,866,000 subscribers as of June 30, 1995 in New York, Ohio, Connecticut, New Jersey, Michigan and Massachusetts. In addition, the Company has non-majority investments in and manages cable television systems which served approximately 887,000 subscribers as of June 30, 1995 in Alabama, Arkansas, Florida, Illinois, Kansas, Kentucky, Maine, Massachusetts, Mississippi, Missouri, New Jersey, New York, North Carolina, Oklahoma, Pennsylvania and Tennessee. The Company's cable television systems have generally been characterized by relatively high revenues per subscriber ($37.14 for June 1995) and ratios of premium service units to basic subscribers (1.7:1 for June 1995). In calculating revenue per subscriber, the Company includes only recurring service revenues and excludes installation charges and certain other revenues such as advertising, pay-per-view and home shopping revenues.

PROGRAMMING SERVICES

  The Company conducts its programming activities through Rainbow Programming Holdings, Inc. ("Rainbow Programming"), its wholly-owned subsidiary, and through subsidiaries of Rainbow Programming in partnership with certain unaffiliated entities, including National Broadcasting Company, Inc. ("NBC") and Liberty Media Corporation. Rainbow Programming's businesses include eight regional SportsChannel services, four national entertainment services (American Movie Classics Company, Bravo Network, MuchMusic and the Independent Film Channel), Rainbow News 12 Company (a regional news service serving Long Island) and the national backdrop sports services of Prime SportsChannel Networks. Rainbow Programming also owns an interest in Madison Square Garden Corporation.

ADVERTISING SERVICES

  Rainbow Advertising Sales Corporation sells advertising time to national, regional and local advertisers on behalf of the Company's cable television systems and the SportsChannel and News 12 programming services, as well as on behalf of unaffiliated cable television systems.

                                 RISK FACTORS

  Purchase of the Securities offered hereby involves various risks, including the following principal factors, which, together with the other matters set forth herein or incorporated by reference herein, should be carefully considered by prospective investors. Additional risk factors may be set forth in the accompanying Prospectus Supplement.

  Substantial Indebtedness and High Degree of Leverage. The Company has incurred substantial indebtedness, primarily to finance acquisitions and expansion of its operations and, to a lesser extent, for investments in and advances to affiliates. The Company's consolidated debt and Series E Redeemable Convertible Exchangeable Preferred Stock aggregated approximately $3.4 billion at June 30, 1995 ($3.2 billion on a pro forma basis after giving effect to the acquisition by the Company of Cablevision of Boston Limited Partnership ("Cablevision of Boston") and the proposed transactions involving V Cable, Inc. (the "Proposed V

Cable Transactions")) with varying maturities to 2023, including an aggregate of approximately $711.1 million maturing on or prior to December 31, 1999. See
Note 4 of Notes to the Consolidated Financial Statements. In addition, the Company's unconsolidated subsidiary, Rainbow Programming, incurred approximately $94.0 million of indebtedness in July 1995 in connection with the acquisition of NBC's interest in SportsChannel (New York) Associates and Rainbow News 12 Company (the "NBC Option").

  Net Losses and Stockholders' Deficit. The Company reported net losses for the six months ended June 30, 1995 and 1994 of $195.4 million and $111.9 million, respectively, and for the years ended December 31, 1994, 1993 and 1992 of $315.2 million, $246.8 million and $250.5 million, respectively. At June 30, 1995, the Company had a stockholders' deficit of $2.0 billion. The losses primarily reflect high levels of interest expense and depreciation and amortization charges relating to the depreciation of assets obtained through, and debt incurred to finance, acquisitions. Interest expense and depreciation and amortization charges remained at a high level throughout 1992, 1993 and 1994 and will continue at high levels in 1995 and future years as a result of previously completed, pending and future acquisitions, expected capital expenditures and additional investments in the Company's programming operations, including the approximately $95.5 million payment in connection with the exercise of the NBC Option. The Company expects to continue incurring substantial losses for at least the next several years. See "Management's Discussion and Analysis--Liquidity and Capital Resources".

  Need for Additional Financing. The Company's business requires substantial investment on a continuing basis to finance capital expenditures and related expenses for, among other things, upgrade of the Company's cable plant (including the need to make cable system upgrades mandated by franchise authorities), the offering of new services and the servicing, repayment or refinancing of its indebtedness. The Company will require significant additional financing, through debt and/or equity issuances, to meet its capital expenditure plans and to pay its debt obligations. There can be no assurance that the Company will be able to issue additional debt or obtain additional equity capital on satisfactory terms, or at all, to meet its future financing needs. See "Management's Discussion and Analysis--Liquidity and Capital Resources".

  Future Capital Expenditures and Programming Commitments. The Company's cable systems have commitments for capital expenditures, including major system upgrades, which will involve substantial expenditures over the next several years. In addition, the Company, through Rainbow Programming, has entered into numerous contracts relating to cable television programming, including rights agreements with professional and other sports teams. These contracts typically require substantial payments over extended periods of time. See Note 8 of Notes to Consolidated Financial Statements for a discussion of commitments and contingencies. The Company also has a commitment to fund annual payments to Charles F. Dolan, the Company's Chairman, related to Cablevision of New York City ("Cablevision of NYC"). See "Business--Consolidated Cable Affiliates-- Cablevision of New York City" and "Business--Programming Operations" in the Form 10-K and "Managements's Discussion and Analysis--Liquidity and Capital Resources".

  Intangible Assets. The Company had total assets at June 30, 1995 of approximately $2.3 billion, of which approximately $0.9 billion were intangible assets, principally subscriber lists, franchises, excess cost over fair value of net assets acquired, deferred financing, acquisition and other costs and deferred interest expense. It is possible that no cash would be recoverable from the voluntary or involuntary sale of these intangible assets.

  Losses on Investments in and Advances to Certain Affiliates. The Company has made investments in and advances to certain affiliates of which Charles F. Dolan is the managing general partner or in which Mr. Dolan has substantial ownership interests. At June 30, 1995, investments in and advances (less applicable reserves) to such affiliates aggregated approximately $33.7 million (consisting of $17.6 million for Cablevision of Boston, $12.5 million for Cablevision of Chicago (which has subsequently been repaid, as explained below), and $3.6 million for Atlantic Cable Television Publishing Corporation ("Atlantic Publishing")). Because Mr. Dolan is the managing general partner or has a substantial interest in such affiliates, an inherent conflict of interest exists with respect to such investments and advances. There can be no assurances that such investments and advances and any amounts accrued with respect thereto will be fully recovered or that conflicts of interest will not arise with respect to the recovery of such amounts.

  The Company wrote off for accounting purposes its entire investment in and advances to one such affiliate, Cablevision of Boston, of $34.5 million at September 30, 1985. Between September 1985 and May 1988, the Company made additional subordinated advances to Cablevision of Boston which amounted to approximately $17.6 million at June 30, 1995. Management currently anticipates that no further funds will be advanced by the Company to Cablevision of Boston to support operations. See "Business--Other Cable Affiliates--Cablevision of Boston" in the Form 10-K. In June 1994, the Company and Cablevision of Boston entered into an agreement which is designed to give the Company full ownership of Cablevision of Boston. The agreement provides for the acquisition by the Company of the interests of Cablevision of Boston which it does not already own in a series of transactions. Consummation of the transactions would result in the limited partners in Cablevision of Boston receiving Class A Common Stock of the Company with an expected aggregate market value of approximately $40 million. All such additional subordinated advances will become intercompany indebtedness if the acquisition of Cablevision of Boston is consummated.

  On August 4, 1995, Cablevision of Chicago sold its cable television systems to Continental Cablevision, Inc. and the loans from the Company to Cablevision of Chicago, together with accrued interest reserved by the Company, were repaid in full. Accordingly, in connection therewith, the Company recognized a gain in the third quarter of 1995 of approximately $15.6 million.

  Atlantic Publishing holds a minority equity interest and a debt interest in a company that publishes cable television guides which are offered to the Company's subscribers and to other unaffiliated cable television operators. As of June 30, 1995, the Company had advanced an aggregate of $17.9 million to Atlantic Publishing, of which approximately $0.7 million was advanced during 1992, approximately $0.5 million was repaid during 1993, $0.6 million was repaid during 1994 and approximately $0.2 million was advanced during the first six months of 1995. The Company has written off all advances to Atlantic Publishing other than approximately $3.6 million. Atlantic Publishing is owned by a trust for certain Dolan family members; however, the Company has the option to purchase Atlantic Publishing for an amount equal to the owner's net investment therein plus interest. The current owner has only a nominal investment in Atlantic Publishing. See "Business--Other Affiliates--Atlantic Publishing" in the Form 10-K.

  See "Business--Consolidated Cable Affiliates--Cablevision of New York City" in the Form 10-K for a discussion of the Company's acquisition of substantially all of Charles F. Dolan's interest in Cablevision of NYC, which was consummated as described therein in July 1992.

  Voting Control by Majority Stockholders; Disparate Voting Rights. Charles F. Dolan beneficially owned, as of August 31, 1995, 286,000 shares or 2.3% of the Company's outstanding Class A Common Stock and 2,347,494 shares or 20.3% of the Company's outstanding Class B common stock (the "Class B Common Stock" and, collectively with the Class A Common Stock, the "Common Stock"). On a combined basis, these shares represented 11.1% of the total number of shares of both classes of Common Stock and 18.6% of the total voting power of the classes. Trusts established by Mr. Dolan for the benefit of certain Dolan family members, and as to which Mr. Dolan disclaims beneficial ownership, owned, as of August 31, 1995, an additional 500,000 shares of Class A Common Stock or 4.1% of the Class A Common Stock and 9,225,928 shares of the Class B Common Stock, or 79.7% of the Class B Common Stock and 72.5% of the total voting power of all classes of the Common Stock. As a result of this stock ownership, Dolan family members have the power to elect all 12 directors subject to election by holders of the Class B Common Stock, which directors constitute 75% of the entire 16-member Board of Directors of the Company. Moreover, because holders of Class B Common Stock are entitled to ten votes per share while holders of Class A Common Stock are entitled to one vote per share, Dolan family members may control stockholder decisions on matters in which holders of Class A and Class B Common Stock vote together as a class. These matters include the amendment of certain provisions of the Company's Certificate of Incorporation and the approval of fundamental corporate transactions, including mergers. In addition, because the affirmative vote or consent of the holders of at least 66 2/3% of the outstanding shares of the Class B Common Stock, voting separately as a class, is required to approve (i) the authorization or issuance of any additional shares of Class B Common Stock and (ii) any amendment, alteration or repeal of any of the provisions of the Certificate of Incorporation of the Company which adversely affects the powers, preferences or rights of the Class B Common Stock, Dolan family members also have the power to prevent such issuance or amendment. The voting rights of the Class B Common Stock beneficially owned by Mr. Dolan will not be modified as a result of any transfer of legal or beneficial ownership thereof.

  Restrictive Covenants. The Company's principal bank credit agreement (the "Credit Agreement") and certain of the Company's other debt instruments contain various financial and operating covenants which, among other things, require the maintenance of certain financial ratios and restrict the Company's ability to borrow funds from other sources and to utilize funds for various purposes, including investments in certain subsidiaries. Violation of the covenants in the Credit Agreement could result in a default under the Credit Agreement which would permit the bank lenders thereunder to restrict the Company's ability to borrow undrawn funds under the Credit Agreement and to accelerate the maturity of borrowings thereunder. The Company currently is not in violation of any covenant under the Credit Agreement or such other debt instruments. See "Management's Discussion and Analysis--Liquidity and Capital Resources".

  Conflicts of Interest. Charles F. Dolan and trusts for Dolan family interests have varying economic interests in the Company's affiliates. Mr. Dolan and other officers and directors of the Company are also officers and directors of affiliated companies. Such officers and directors of the Company devote such time to the business of the Company as is reasonably required; however, they have other responsibilities which require various amounts of their time and which could conflict with their duties to the Company.

  No Dividends Paid or to be Paid; Fluctuations in the Price of Class A Common Stock. The Company has never declared or paid dividends on any of its Common Stock and does not intend to pay cash dividends on such stock in the foreseeable future. In addition, certain debt instruments to which the Company is a party contain covenants which effectively prohibit the payment of such dividends. Accordingly, holders of its Common Stock will receive a return on their investment only through the sale of such stock. The price of Class A Common Stock on the American Stock Exchange has fluctuated significantly and is likely to continue to fluctuate.

  Shares Eligible for Future Sale. On August 31, 1995, 12,223,367 shares of Class A Common Stock were outstanding. The Company has granted to each of Charles F. Dolan, certain Dolan family interests, the Dolan Family Foundation, John Tatta, a director of the Company, and certain Tatta family interests registration rights with respect to 1,076,075 shares of Class A Common Stock held by them on such date, as well as with respect to 11,573,922 shares of Class A Common Stock issuable upon conversion of shares of Class B Common Stock. The Company may determine to fund acquisitions and investments through sales of Class A Common Stock or other equity related securities. Sales of a substantial number of shares of Class A Common Stock or Class B Common Stock could adversely affect the market price of the Class A Common Stock and could impair the Company's future ability to raise capital through an offering of its equity securities.

  The Company and its subsidiaries, V Cable, Inc. ("V Cable") and VC Holding, Inc., have entered into a general non-binding letter of intent with General Electric Capital Corporation ("GECC"), the principal creditor of V Cable, pursuant to which the Company would issue GECC shares of convertible preferred stock having an initial aggregate liquidation preference of $500 million in the Proposed V Cable Transactions. It is anticipated that such preferred stock would be convertible at the option of the holder at certain times and in certain circumstances in whole or in part into Class A Common Stock at a conversion rate based upon the trading value of the Class A Common Stock at the time of such conversion. Based on the market value of Class A Common Stock on October 5, 1995, approximately 8,800,000 shares of Class A Common Stock (which would represent approximately 41.8% of the outstanding Class A Common Stock after such conversion) would be issuable upon conversion of the convertible preferred stock issued in the Proposed V Cable Transactions. It is also anticipated that the Company would grant GECC registration rights with respect to the Class A Common Stock issuable upon any conversion of such preferred stock.

  In 1990, a registration statement filed by the Company with the Commission became effective with respect to 270,000 shares of Class A Common Stock held by A. Jerrold Perenchio, as trustee of the Jerry Perenchio

Living Trust, and 690,000 shares of Class A Common Stock which Francis F. Randolph, Jr. has a right to acquire upon the exercise of stock options held by him. As of August 31 1995, approximately 458,800 shares have been sold pursuant to that registration statement. Sales of shares pursuant to that registration statement could adversely affect the market price of the Class A Common Stock. Mr. Randolph and Mr. Perenchio are directors of the Company. Mr. Randolph resigned as a Vice Chairman of the Company effective June 30, 1994.

  Risk Related to Cable Regulation. The Company's cable television operations may be adversely affected by government regulation, the impact of competitive forces and technological changes. In 1992, Congress enacted the 1992 Cable Act, which represented a significant change in the regulatory framework under which cable television systems operate. In April 1993 and February 1994, the Federal Communications Commission (the "FCC") ordered reductions in cable television rates. In June 1995, a Federal appeals court upheld the material aspects of the FCC's rate regulation scheme. Telecommunications legislation pending in Congress would relax the cable rate regulation required by the 1992 Cable Act and would also open the local telephone business to competition from cable television companies and other providers and preempt state and local barriers to entry into that market. While both the U.S. Senate and the House of Representatives have passed telecommunications bills, the Company cannot predict whether any legislation ultimately will be enacted into law or what form any such final legislation will take. See "Business--Cable Television Operations--Competition" and "Business--Cable Television Operations-- Regulation" in the Form 10-K.

  Risk of Competition. Cable operators compete with a variety of distribution systems, including broadcast television stations, multichannel multipoint distribution services ("MMDS"), satellite master antenna systems ("SMATV"), direct broadcast satellite systems ("DBS"), and private home dish earth stations. For example, CAI Wireless Systems, Inc., an MMDS operator, has received investments from Bell Atlantic Corporation and NYNEX Corporation and owns operating systems or spectrum rights in a significant portion of the Company's systems. In addition, three DBS systems are now operational in the United States. The 1992 Cable Act prohibits a cable programmer that is owned by or affiliated with a cable operator (such as Rainbow Programming) from unreasonably discriminating among or between cable operators and other multichannel video distribution systems with respect to the price, terms and conditions of sale or distribution of the programmer's service and from unreasonably refusing to sell service to any multichannel video programming distributor. Cable systems also compete with the entities that make videotaped movies and programs available for home rental. The 1992 Cable Act regulates the ownership by cable operators of MMDS and SMATV. The telecommunications legislation recently passed by the U.S. Senate would eliminate these statutory cross-ownership limitations, while the bill passed by the House of Representatives would retain them. In July 1992, the FCC voted to authorize additional competition to cable television by video programmers using broadband common carrier facilities constructed by telephone companies. The FCC allowed telephone companies to take ownership interests of up to 5% in such programmers. The FCC also reaffirmed an earlier holding, upheld on appeal by a Federal appeals court, that programmers using such a telephone company-provided "video dialtone" system would not need to obtain a state or municipal franchise. Several telephone companies have sought approval from the FCC to build such "video dialtone" systems. Such a system has been proposed in several communities in which the Company currently holds a cable franchise and several of such systems have been approved by the FCC. Additional competition to cable systems is possible if the FCC authorizes the licensing of local multipoint distribution services ("LMDS"). The FCC has proposed to license this service to providers.

  Competition from Telephone Companies. The 1984 Cable Act bars co-ownership of telephone companies and cable television systems operating in the same service areas ("cable-telco cross-ownership prohibition"). Numerous Federal district courts have held this prohibition to be unconstitutional. Several of these decisions have been upheld on appeal and a number of other decisions are pending on appeal in various Federal appellate courts. The United States Supreme Court is expected to consider the constitutionality of the prohibition during the 1995-96 term. Neither the 1984 Cable Act nor the 1992 Cable Act bars a telephone company from acquiring cable systems outside its telephone service area, and several Regional Bell operating companies have purchased or made investments in cable systems. Legislation to repeal the cable-telco cross-ownership prohibition, subject to certain regulatory requirements, has passed both the U.S. Senate and the House of Representatives; repeal has also been endorsed by the Clinton Administration. These bills also would permit a telephone company to acquire an in-region cable operator in certain small markets under certain circumstances. The Company cannot predict whether any legislation ultimately will be enacted into law or what form any such final legislation would take. See "Business--Cable Television Operations--Regulation" in the Form 10-K.

  Risk of Non-Exclusive Franchises and Franchise Renewals. The Company's cable television systems are operated primarily under nonexclusive franchise agreements with local government franchising authorities, in some cases with the approval of state cable television authorities. The Company's business is dependent on its ability to obtain and renew its franchises. Although the Company has never lost a franchise as a result of a failure to obtain a renewal, its franchises are subject to non-renewal or termination under certain circumstances. In certain cases, franchises have not been renewed at expiration and the Company operates under temporary licenses while negotiating renewal terms with the franchising authorities. See "Business--Cable Television Operations--Franchises" in the Form 10-K.

                                USE OF PROCEEDS

  Except as may otherwise be set forth in the applicable Prospectus Supplement, the net proceeds from the sale of the Securities will be added to the Company's general funds and used for general corporate purposes, including the repayment of indebtedness.

                    RATIO OF EARNINGS TO FIXED CHARGES AND
                  RATIO OF EARNINGS TO COMBINED FIXED CHARGES
                         AND PREFERRED STOCK DIVIDENDS

  The following table sets forth the Company's deficiency of earnings available to cover fixed charges and deficiency of earnings available to cover fixed charges and preferred stock dividends (a) for each of 1994, 1993, 1992, 1991 and 1990 and for the six months ended June 30, 1995 on an historical basis and (b) for 1994 and the six months ended June 30, 1995 on the pro forma basis set forth in the Company's Condensed Pro Forma Consolidated Financial Statements included in the Form 8-K filed October 17, 1995. In each period, on a pro forma and historical basis, earnings were inadequate to cover fixed charges.

                             SIX MONTHS                          YEAR ENDED DECEMBER 31,
                               ENDED           -----------------------------------------------------------------
                           JUNE 30, 1995               1994             1993       1992       1991       1990
                        ---------------------  ---------------------  ---------  ---------  ---------  ---------
                        HISTORICAL  PRO FORMA  HISTORICAL  PRO FORMA
                        ----------  ---------  ----------  ---------
                                                         (IN THOUSANDS)
Deficiency of earnings
 available to cover
 fixed charges......... $(195,402)  $(184,609) $(315,003)  $(344,627) $(246,644) $(250,429) $(227,124) $(271,301)
                        =========   =========  =========   =========  =========  =========  =========  =========
Deficiency of earnings
 available to cover
 fixed charges and
 preferred stock
 dividends............. $(200,320)  $(210,602) $(321,388)  $(394,415) $(247,529) $(251,314) $(231,588) $(275,366)
                        =========   =========  =========   =========  =========  =========  =========  =========

  For purposes of computing such ratios, earnings consist of income before income taxes and cumulative effect of accounting change plus fixed charges net of interest capitalized, and fixed charges consist of interest expense, interest capitalized and the portion of rental expense attributable to interest.

                        DESCRIPTION OF DEBT SECURITIES

  The Debt Securities may be issued from time to time in one or more series. The particular terms of each series of Debt Securities offered by any Prospectus Supplement or Prospectus Supplements will be described therein. The Debt Securities will be issued under the Indenture (the "Indenture"), between the Company and the trustee named in the applicable Prospectus Supplement (the "Trustee") prior to the issuance of the Debt Securities. The Indenture is subject to and is governed by the Trust Indenture Act of 1939, as amended.

  The statements herein relating to the Debt Securities and the Indenture are summaries and are subject to the detailed provisions of the Indenture. The following summaries of certain provisions of the Indenture do not purport to be complete, and where reference is made to particular provisions of the Indenture, such provisions, including the definitions of certain terms, are incorporated by reference as a part of such summaries or terms, which are qualified in their entirety by such reference and with respect to any particular Debt Securities, to the description thereof in the Prospectus Supplement related thereto. The definitions of certain capitalized terms used in the following summary are set forth below under "Certain Definitions".

GENERAL

  The Debt Securities will be general unsecured obligations of the Company. The Indenture does not limit the aggregate amount of Debt Securities which may be issued thereunder, and Debt Securities may be issued thereunder from time to time in separate series up to the aggregate amount from time to time authorized by the Company for each series. The Debt Securities when issued will be subordinated in right of payment to the prior payment in full of all Senior Debt (as defined) of the Company as described under "Subordination of Debt Securities" and in the Prospectus Supplement applicable to an offering of Debt Securities.

  The applicable Prospectus Supplement or Prospectus Supplements will describe the following terms of the series of Debt Securities in respect of which this Prospectus is being delivered: (1) the title of such Debt Securities; (2) any limit on the aggregate principal amount of such Debt Securities; (3) the person to whom any interest on any Debt Security of the series shall be payable if other than the person in whose name the Debt Security is registered on the regular record date; (4) the date or dates on which such Debt Securities will mature; (5) the rate or rates of interest, if any, or the method of calculation thereof, which such Debt Securities will bear, the date or dates from which any such interest will accrue, the interest payment dates on which any such interest on such Debt Securities will be payable and the regular record date for any interest payable on any interest payment date; (6) the place or places where the principal of, premium, if any, and interest on such Debt Securities will be payable; (7) the period or periods within which, the events upon the occurrence of which, and the price or prices at which, such Debt Securities may, pursuant to any optional or mandatory provisions, be redeemed or purchased, in whole or in part, by the Company and any terms and conditions relevant thereto; (8) the obligations of the Company, if any, to redeem or repurchase such Debt Securities at the option of the Holders; (9) the denominations in which any such Debt Securities will be issuable, if other than denominations of $1,000 and any integral multiple thereof; (10) any index or formula used to determine the amount of payments of principal of and any premium and interest on such Debt Securities; (11) the currency, currencies or currency unit or units of payment of principal of and any premium and interest on such Debt Securities if other than U.S. dollars; (12) if the principal of, or premium, if any, or interest on such Debt Securities is to be payable, at the election of the Company or a holder thereof, in one or more currencies or currency units other than that or those in which such Debt Securities are stated to be payable, the currency, currencies or currency units in which payment of the principal of and any premium and interest on Debt Securities of such series as to which such election is made shall be payable, and the periods within which and the terms and conditions upon which such election is to be made; (13) if other than the principal amount thereof, the portion of the principal amount of such Debt Securities of the series which will be payable upon acceleration of the maturity thereof; (14) if the principal amount of any Debt Securities which will be payable at the maturity thereof will not be determinable as of any date prior to such maturity, the amount which will be deemed to be the outstanding principal amount of such Debt Securities; (15) the applicability of any provisions described under "Defeasance"; (16) whether any of such Debt Securities are to be issuable in permanent global form ("Global Security") and, if so, the terms and conditions, if any, upon which interests in such Securities in global form may be exchanged, in whole or in part, for the individual Debt Securities represented thereby; (17) the applicability of, and modifications to, any provisions described under "Events of Default" and any additional Event of Default applicable thereto; (18) any covenants applicable to such Debt Securities in addition to, or in lieu of, the covenants described under "-- Certain Covenants of the Company"; (19) the terms and conditions, if any, pursuant to which the Debt Securities are convertible or exchangeable into Class A Common Stock or other Securities; (20) whether such Debt Securities are secured; and (21) any other terms of such Debt Securities not inconsistent with the provisions of the Indenture. Debt Securities may also be issued under the Indenture upon the exercise of Debt Warrants. (Section 301) See "Description of Warrants--Debt Warrants".

  Debt Securities may be issued at a discount from their principal amount. United States Federal income tax considerations and other special considerations applicable to any such original issue discount Debt Securities will be described in the applicable Prospectus Supplement.

  If the purchase price of any of the Debt Securities is denominated in a foreign currency or currencies or a foreign currency unit or units or if the principal of and any premium and interest on any series of Debt Securities is payable in a foreign currency or currencies or a foreign currency unit or units, the restrictions, elections, general tax considerations, specific terms and other information with respect to such issue of Debt Securities will be set forth in the applicable Prospectus Supplement.

  The Indenture does not contain any provisions that limit the ability of the Company to incur indebtedness or that afford Holders of the Debt Securities protection in the event of a highly leveraged or similar transaction involving the Company, other than as described below under "--Certain Covenants of the Company--Limitation on Indebtedness".

CONVERSION OR EXCHANGE OF DEBT SECURITIES

  If so indicated in the applicable Prospectus Supplement with respect to a particular series of Debt Securities, such series will be convertible or exchangeable into Class A Common Stock or other securities on the terms and conditions set forth therein. Such terms shall include provisions as to whether conversion is mandatory, at the option of the holder or at the option of the Company, and may include provisions pursuant to which the number of shares of Class A Common Stock or other securities of the Company to be received by the holders of Debt Securities would be calculated according to the market price of Class A Common Stock or other securities of the Company as of a time stated in the Prospectus Supplement.

FORM, EXCHANGE, REGISTRATION, CONVERSION, TRANSFER AND PAYMENT

  Unless otherwise indicated in the applicable Prospectus Supplement, the Debt Securities will be issued only in fully registered form in denominations of $1,000 or integral multiples thereof. (Section 302) Unless otherwise indicated in the applicable Prospectus Supplement, payment of principal, premium, if any, and interest on the Debt Securities will be payable, and the exchange, conversion and transfer of Debt Securities will be registerable, at the office or agency of the Company maintained for such purposes and at any other office or agency maintained for such purpose. (Sections 301, 305 and 1002) No service charge will be made for any registration of transfer or exchange of the Debt Securities, but the Company may require payment of a sum sufficient to cover any tax or other governmental charge imposed in connection therewith. (Section
305)

  All monies paid by the Company to a Paying Agent for the payment of principal of and any premium or interest on any Debt Security which remain unclaimed for two years after such principal, premium or interest has become due and payable may be repaid to the Company and thereafter the Holder of such Debt Security may look only to the Company for payment thereof. (Section 1003)

BOOK-ENTRY DEBT SECURITIES

  The Debt Securities of a series may be issued in whole or in part in the form of one or more Global Securities that will be deposited with, or on behalf of, a Depositary ("Depositary") or its nominee identified in the applicable Prospectus Supplement. In such a case, one or more Global Securities will be issued in a denomination or aggregate denomination equal to the portion of the aggregate principal amount of Outstanding Debt Securities of the series to be represented by such Global Security or Securities. Unless and until it is exchanged in whole or in part for Debt Securities in registered form, a Global Security may not be registered for transfer or exchange except as a whole by the Depositary for such Global Security to a nominee of such Depositary or by a nominee of such Depositary to such Depositary or another nominee of such Depositary or by such Depositary or any nominee to a successor Depositary or a nominee of such successor Depositary and except in the circumstances described in the applicable Prospectus Supplement. (Sections 203 and 305)

  The specific terms of the depositary arrangement with respect to any portion of a series of Debt Securities to be represented by a Global Security will be described in the applicable Prospectus Supplement. The Company expects that the following provisions will apply to depositary arrangements.

  Unless otherwise specified in the applicable Prospectus Supplement, Debt Securities which are to be represented by a Global Security to be deposited with or on behalf of a Depositary will be represented by a Global Security registered in the name of such Depositary or its nominee. Upon the issuance of such Global Security, and the deposit of such Global Security with or on behalf of the Depositary for such Global Security, the Depositary will credit, on its book-entry registration and transfer system, the respective principal amounts of the Debt Securities represented by such Global Security to the accounts of institutions that have accounts with such Depositary or its nominee ("participants"). The accounts to be credited will be designated by the underwriters or agents of such Debt Securities or by the Company, if such Debt Securities are offered and sold directly by the Company. Ownership of beneficial interest in such Global Security will be limited to participants or Persons that may hold interests through participants. Ownership of beneficial interests by participants in such Global Security will be shown on, and the transfer of that ownership interest will be effected only through, records maintained by the Depositary or its nominee for such Global Security. Ownership of beneficial interests in such Global Security by Persons that hold through participants will be shown on, and the transfer of such ownership interests within such participant will be effected only through, records maintained by such participant. The laws of some jurisdictions require that certain purchasers of securities take physical delivery of such securities in certificated form. The foregoing limitations and such laws may impair the ability to transfer beneficial interests in such Global Securities.

  Debt Securities will be issued in fully registered, certificated form ("Definitive Securities") to holders or their nominees, rather than to the Depositary or its nominee, only if (i) the Depositary advises the applicable Trustee in writing that the Depositary is no longer willing or able to discharge properly its responsibilities as depositary with respect to such Debt Securities and it is unable to locate a qualified successor, (ii) the Company, at its option, elects to terminate the book-entry system or (iii) after the occurrence of an Event of Default with respect to such Debt Securities, a holder of Debt Securities advises the applicable Trustee in writing that it wishes to receive a Definitive Security.

  Upon the occurrence of any event described in the immediately preceding paragraph, the applicable Trustee will be required to notify all applicable holders through the Depositary and its Participants of the availability of Definitive Securities. Upon surrender by the Depositary of the definitive certificates representing the corresponding Debt Securities and receipt of instructions for re-registration, the applicable Trustee will reissue such Debt Securities as Definitive Securities to such holders.

  So long as the Depositary for a Global Security, or its nominee, is the registered owner of such Global Security, such Depositary or such nominee, as the case may be, will be considered the sole owner or holder of the Securities represented by such Global Security for all purposes under the Indenture. Unless otherwise specified in the applicable Prospectus Supplement, owners of beneficial interests in such Global Security will not be entitled to have Debt Securities of the series represented by such Global Security registered in their names, will not receive or be entitled to receive physical delivery of Debt Securities of such series in certificated form and will not be considered the holders thereof for any purposes under the Indenture. (Sections 203 and 305) Accordingly, each Person owning a beneficial interest in such Global Security must rely on the procedures of the Depositary and, if such Person is not a participant, on the procedures of the participant through which such Person owns its interest, to exercise any rights of a holder under the Indenture. The Company understands that under existing industry practices, if the Company requests any action of holders or an owner of a beneficial interest in such Global Security desires to give any notice or take any action a holder is entitled to give or take under the Indenture, the Depositary would authorize the participants to give such notice or take such action, and participants would authorize beneficial owners owning through such participants to give such notice or take such action or would otherwise act upon the instructions of beneficial owners owning through them.

  Principal of and any premium and interest on a Global Security will be payable in the manner described in the applicable Prospectus Supplement.

CERTAIN DEFINITIONS

  Unless otherwise specified in the applicable Prospectus Supplement, the following definitions are applicable to the Indenture relating to the Debt Securities. Reference is made to the Indenture for the full definition of all such terms.

  "Affiliate" means, with respect to any specified Person, any other Person directly or indirectly controlling or controlled by or under direct or indirect common control with such specified Person. For the purposes of this definition, control when used with respect to any specified Person means the power to direct the management and policies of such Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise; and the terms "controlling" and "controlled" have meanings correlative to the foregoing.

  "Annualized Operating Cash Flow" means, for any period of three complete consecutive calendar months, an amount equal to Operating Cash Flow for such period multiplied by four.

  "Banks" means the lenders from time to time under the Credit Agreement.

  "Capitalized Lease Obligation" means any obligation of a person to pay rent or other amounts under a lease with respect to any property (whether real, personal or mixed) acquired or leased by such Person and used in this business that is required to be accounted for as a liability on the balance sheet of such Person in accordance with generally accepted accounting principles and the amount of such Capitalized Lease Obligation shall be the amount so required to be accounted for as a liability.

  "Cash Flow Ratio" means, as at any date, the ratio of (i) the sum of the aggregate outstanding principal amount of all Indebtedness of the Company and the Restricted Subsidiaries determined on a consolidated basis but excluding all Interest Swap Obligations entered into by the Company or any Restricted Subsidiary and one of the Banks outstanding on such date plus (but without duplication of Indebtedness supported by Letters of Credit) the aggregate undrawn face amount of all Letters of Credit outstanding on such date to (ii) Annualized Operating Cash Flow determined as at the last day of the most recent month for which financial information is available.

  "Cumulative Cash Flow Credit" means the sum of:

    (a) cumulative Operating Cash Flow during the period commencing on July 1, 1988 and ending on the last day of the most recent month preceding the date of the proposed Restricted Payment for which financial information is available or, if cumulative Operating Cash Flow for such period is negative, minus the amount by which cumulative Operating Cash Flow is less than zero, plus

    (b) the aggregate net proceeds received by the Company from the issue or sale (other than to a Restricted Subsidiary) of its capital stock (other than Disqualified Stock) on or after January 1, 1992, plus

    (c) the aggregate net proceeds received by the Company from the issuance or sale (other than to a Restricted Subsidiary) of its capital stock (other than Disqualified Stock) on or after January 1, 1992, upon the conversion of, or exchange for, Indebtedness of the Company or any Restricted Subsidiary or from the exercise of any options, warrants or other rights to acquire capital stock of the Company.

For purposes of this definition, the net proceeds in property other than cash received by the Company as contemplated by clauses (b) and (c) above shall be valued at the fair market value of such property (as determined by the Board of Directors of the Company, whose good faith determination shall be conclusive) at the date of receipt by the Company.

  "Cumulative Interest Expense" means, for the period commencing on July 1, 1988 and ending on the last day of the most recent month preceding the proposed Restricted Payment for which financial information is available, the aggregate of the interest expense of the Company and its Restricted Subsidiaries for such period, determined on a consolidated basis in accordance with generally accepted accounting principles, including interest expense attributable to Capitalized Lease Obligations.

  "Debt" with respect to any Person means, without duplication, any liability, whether or not contingent, (i) in respect of borrowed money or evidenced by bonds, notes, debentures or similar instruments or letters of credit (or reimbursement agreements in respect thereto), but excluding reimbursement obligations under any surety bond, (ii) representing the balance deferred and unpaid of the purchase price of any property (including pursuant to Capitalized Lease Obligations), except any such balance that constitutes a trade payable, (ii) under Interest Swap Agreements (as defined in the Credit Agreement) entered into pursuant to the Credit Agreement, (iv) under any other agreement related to the fixing of interest rates on any Indebtedness, such as an interest swap, cap or collar agreement (if and to the extent any of the foregoing would appear as a liability upon a balance sheet of such Person prepared on a consolidated basis in accordance with generally accepted accounting principles) or (v) guarantees of items of other Persons which would be included within this definition for such other Persons (whether or not the guarantee would appear on such balance sheet).

  "Disqualified Stock" means any capital stock of the Company or any Restricted Subsidiary which, by its terms (or by the terms of any security into which it is convertible or for which it is exchangeable), or upon the happening of any event, matures or is mandatorily redeemable, pursuant to a sinking fund obligation or otherwise, or is redeemable at the option of the holder thereof, in whole or in part, on or prior to the maturity date of the Debt Securities.

  "Indebtedness" with respect to any Person, means the Debt of such Person; provided, however, that, with respect to the Company, the Minimum Payment or the Preferred Payment (each, a "Cablevision of NYC Payment") payable by a subsidiary of the Company and guaranteed by the Company as a result of the acquisition of Cablevision of NYC (the "Cablevision of NYC Acquisition") shall not be deemed to be "Indebtedness" so long as the Company and such subsidiary are permitted to make such Cablevision of NYC Payment in one or more classes of the Company's capital stock (other than Disqualified Stock) pursuant to the terms of the Cablevision of NYC Acquisition agreement and the Company and the Restricted Subsidiaries are prohibited from making such Cablevision of NYC Payment in cash, debt securities, Disqualified Stock or any combination thereof, pursuant to the terms of any mortgage, indenture, credit agreement or other instrument that secures or evidences Indebtedness for money borrowed or guaranteed by the Company or a Restricted Subsidiary in an aggregate amount of $10,000,000 or more; provided that, for purposes of the definition of "Indebtedness" (including the term "Debt" to the extent incorporated in such definition) and for purposes of the definition of "Event of Default", the term "guarantee" shall not be interpreted to extend to a guarantee under which recourse is limited to the capital stock of an entity that is not a Restricted Subsidiary.

  "Interest Swap Obligations" means, with respect to any Person, the obligations of such Person pursuant to any arrangement with any other Person whereby, directly or indirectly, such Person is entitled to receive from time to time periodic payments calculated by applying either a floating or a fixed rate of interest on a stated notional amount in exchange for periodic payments made by such Person calculated by applying a fixed or a floating rate of interest on the same notional amount.

  "Investment" means any advance, loan, account receivable (other than an account receivable arising in the ordinary course of business), or other extension of credit (excluding, however, accrued and unpaid interest in respect of any advance, loan or other extension of credit) or any capital contribution to (by means of transfers of property to others, payments for property or services for the account or use of others, or otherwise), any purchase or ownership of any stocks, bonds, notes, debentures or other securities (including, without limitation, any interests in any partnership, joint venture or joint adventure) of, or any bank accounts with or guarantee of any Indebtedness or other obligations of, any Unrestricted Subsidiary or Affiliate that is not a subsidiary of the Company, provided that (i) the term "Investment" shall not include any transaction that would otherwise constitute an Investment of the Company or a subsidiary of the Company to the extent that the consideration provided by the Company or such subsidiary in connection therewith shall consist of capital stock of the Company (other than Disqualified Stock) and (ii) the term "guarantee" shall not be interpreted to extend to a guarantee under which recourse is limited to the capital stock of an entity that is not a Restricted Subsidiary.

  "Junior Securities" means securities of the Company as reorganized or readjusted or securities of the Company or any other company, trust or corporation provided for by a plan of reorganization or readjustment, junior or the payment of which is otherwise subordinate, at least to the extent provided in the Indenture, to the payment of all Senior Indebtedness at the time outstanding, and to the payment of all securities issued in exchange therefor, to the holders of the Senior Indebtedness at the time outstanding.

  "Operating Cash Flow" means, for any period, the sum of the following for the Company and the Restricted Subsidiaries for such period, determined on a consolidated basis in accordance with generally accepted accounting principles (except for the amortization of deferred installation income which shall be excluded from the calculation of Operating Cash Flow for all purposes of the Indenture): (i) aggregate operating revenues minus (ii) aggregate operating expenses (including technical, programming, sales, selling, general and administrative expenses and salaries and other compensation, net of amounts allocated to Affiliates, paid to any general partner, director, officer or employee of the Company or any Restricted Subsidiary, but excluding interest, depreciation and amortization and the amount of non-cash compensation in respect of the Company's employee incentive stock programs for such period (not to exceed in the aggregate for any calendar year 7% of the Operating Cash Flow for the previous calendar year) and, to the extent otherwise included in operating expenses, any losses resulting from a writeoff or writedown of Investments by the Company or any Restricted Subsidiary in Affiliates). For purposes of determining Operating Cash Flow, there shall be excluded all management fees until actually paid to the Company or any Restricted Subsidiary in cash.

  "Permitted Restricted Payment" means the payment or declaration of any dividend by the Company or the making by the Company of any other distribution or the consummation of an exchange offer, or any combination of the foregoing, which results in all or a portion of the Capital Stock of Rainbow Programming Holdings, Inc. or of another entity holding only assets that were held by Rainbow Programming Holdings, Inc. immediately prior to the acquisition thereof by such entity (in either case, "RPH") being held by all or any portion of the shareholders of the Company (an "RPH Transaction"), it being understood that (i) if the Company and its Subsidiaries, after the date of the Indenture and prior to the date of an RPH Transaction, make Investments in RPH (in cash or assets) aggregating not more than $15,000,000, then such RPH Transaction shall continue to constitute a "Permitted Restricted Payment" and
(ii) if the Company or any Subsidiary makes an Investment in RPH, after the date of the Indenture with respect to the relevant series of Debt Securities issued thereunder and prior to the date of such RPH Transaction, that is not permitted by the foregoing clause (i), then such RPH Transaction shall not constitute a "Permitted Restricted Payment". For purposes of the foregoing, the value of any assets invested in RPH shall be based upon the fair market value thereof as determined by the Board of Directors of the Company, whose good faith determination shall be conclusive.

  "Restricted Payment" means

    (a) any Stock Payment by the Company or a Restricted Subsidiary; or

    (b) any direct or indirect payment to redeem, repurchase, defease or otherwise acquire or retire for value, or permit any Restricted Subsidiary to redeem, repurchase, defense or otherwise acquire or retire for value, prior to any scheduled maturity, scheduled repayment or scheduled sinking fund payment, any Indebtedness of the Company that is subordinate in right of payment to the Debt Securities of such series.

Notwithstanding the foregoing, Restricted Payments shall not include (x) payments by any Restricted Subsidiary to the Company or any other Restricted Subsidiary or (y) any Investment or designation of a Restricted Subsidiary as an Unrestricted Subsidiary permitted under the "Limitation on Investments in Unrestricted Subsidiaries and Affiliates" covenant.

  "Restricted Subsidiary" means any subsidiary of the Company, whether existing on the date of the Indenture with respect to the relevant series of Debt Securities or created subsequent thereto, designated from time to time by the Company as a "Restricted Subsidiary"; provided, however, that no subsidiary can be or remain so designated unless (i) at least 67% of each of the total equity interest and the voting control of such subsidiary is owned, directly or indirectly, by the Company or another Restricted Subsidiary and
(ii) such subsidiary is not restricted, pursuant to the terms of any loan agreement, note, indenture or other evidence of indebtedness, from (a) paying dividends or making any distribution on such subsidiary's capital stock or other equity securities or paying any Indebtedness owed to the Company or to any Restricted Subsidiary, (b) making any loans or advances to the Company or any Restricted Subsidiary or (c) transferring any of its properties or assets to the Company or any Restricted Subsidiary (it being understood that a financial covenant any of the components of which are directly impacted by the taking of the action (e.g., the payment of a dividend) itself (such as a minimum net worth test) would be deemed to be a restriction on the foregoing actions, while a financial covenant none of the components of which is directly impacted by the taking of the action (e.g., the payment of a dividend) itself (such as a debt to cash flow test) would not be deemed to be a restriction on the foregoing actions); and provided, further, that the Company may, from time to time, redesignate any Restricted Subsidiary as an Unrestricted Subsidiary in accordance with the provisions of the "Limitation on Investments in Unrestricted Subsidiaries and Affiliates" covenant.

  "Senior Indebtedness" means, with respect to Debt Securities of a series, the principal, premium, if any, interest (including post-petition interest in any proceeding under any Bankruptcy Law, whether or not such interest is an allowed claim enforceable against the debtor in a proceeding under such Bankruptcy Law), penalties, fees and other liabilities payable with respect to
(i) all Debt of the Company, other than the Debt Securities of such series, other Debt Securities and the Company's 10 3/4% Debentures due 2004, the 9 7/8% Debentures due 2013 and the 9 7/8% Debentures due 2023 (with which the Debt Securities of such series are intended to rank on a parity), whether outstanding on the date of the Indenture with respect to the relevant series of Debt Securities issued thereunder or thereafter created, incurred or assumed, which is (x) for money borrowed, (y) evidenced by a note or similar instrument given in connection with the acquisition of any businesses, properties or assets of any kind or (z) in respect of any Capitalized Lease Obligations and (ii) all renewals, extensions, refundings, increases or refinancings thereof, unless, in the case of clause (i) or (ii) above, the instrument under which the Debt is created, incurred, assumed or guaranteed expressly provides that such Debt is not senior in right of payment of the Debt Securities of any series. Notwithstanding anything to the contrary contained in the Indenture, Senior Indebtedness shall mean and include all amounts of Senior Indebtedness that is such by virtue of clause (i) or (ii) of the foregoing definition that are repaid by the Company and subsequently recovered from the holder of such Senior Indebtedness under any applicable Bankruptcy Laws or otherwise (other than by reasons of some wrongful conduct on the part of the holders of such Debt).

  "Stock Payment" means, with respect to any Person, the payment or declaration of any dividend, either in cash or in property (except dividends payable in common stock or common shares of capital stock of such Person), or the making by such Person of any other distribution, on account of any shares of any class of its capital stock, now or hereafter outstanding, or the redemption, purchase, retirement or other acquisition for value by such Person, directly or indirectly, of any shares of any class of its capital stock, now or hereafter outstanding.

  "Unrestricted Subsidiary" means any subsidiary of the Company which is not a Restricted Subsidiary.

CERTAIN COVENANTS OF THE COMPANY

  Unless otherwise specified in the applicable Prospectus Supplement, the following covenants contained in the Indenture shall be applicable with respect to any series of Debt Securities:

  Limitation on Indebtedness. The Indenture provides that the Company shall not, and shall not permit any Restricted Subsidiary to, directly or indirectly incur, create, issue, assume, guarantee or otherwise become liable for, contingently or otherwise, or become responsible for the payment of, contingently or otherwise, any Indebtedness (other than Indebtedness between or among any of the Company and Restricted Subsidiaries) unless, after giving effect thereto, the Cash Flow Ratio shall be less than or equal to 9 to 1. (Section 1007). The Prospectus Supplement will set forth the Cash Flow Ratio as of the most recent practicable date.

  Limitation on Senior Subordinated Indebtedness. The Indenture provides that the Company shall not, and shall not permit any Restricted Subsidiary to, directly or indirectly, create, incur, issue, assume, guarantee or otherwise become liable for, contingently or otherwise, or become responsible for the payment of, contingently or otherwise, any Indebtedness which is both (i) senior in right of payment to the Debt Securities of such series and (ii) expressly subordinate in right of payment to any other Indebtedness of the Company. For purposes of this covenant, Indebtedness is deemed to be senior in right of payment of the Debt Securities of such series if it is not subordinate in right of payment to Senior Indebtedness at least to the same extent as the Debt Securities of such series are subordinate to Senior Indebtedness. (Section 1008)

  Limitation on Restricted Payments. The Indenture provides that, so long as any of the Debt Securities of such series remain outstanding, the Company will not, and will not permit any Restricted Subsidiary to, make any Restricted Payment if (a) at the time of such proposed Restricted Payment, a Default or Event of Default shall have occurred and be continuing or shall occur as a consequence of such Restricted Payment or (b) immediately after giving effect to such Restricted Payment, the aggregate of all Restricted Payments that shall have been made on or after July 1, 1988 would exceed the sum of:

    (i) $25,000,000, plus

    (ii) an amount equal to the difference between (A) the Cumulative Cash Flow Credit and (B) 1.2 multiplied by Cumulative Interest Expense.

  Notwithstanding the foregoing, so long as no Default or Event of Default shall have occurred and be continuing, the Company may make any Permitted Restricted Payment; provided, however, that such Permitted Restricted Payment shall thereafter be counted as a Restricted Payment solely for purposes of calculating whether any future Restricted Payments are permitted under clause
(b) of the preceding sentence.

  For purposes of the "Limitation on Restricted Payments" covenant, the amount of any Restricted Payment or Permitted Restricted Payment, if other than cash, shall be based upon fair market value as determined by the Board of Directors of the Company, whose good faith determination shall be conclusive. (Section
1009)

  The foregoing provisions do not prevent: (i) the payment of any dividend within 60 days after the date of declaration thereof, if at such date of declaration such payment complied with the above provisions; (ii) the retirement or redemption of any shares of the Company's capital stock or warrants, rights or options to acquire capital stock of the Company, in exchange for, or out of the proceeds of a substantially concurrent sale of, other shares of the Company's capital stock or warrants, rights or options to acquire capital stock of the Company (other than Disqualified Stock); and
(iii) the redemption of or payments of cash dividends on the Company's 8% Series C Cumulative Preferred Stock (the "Series C Preferred Stock") outstanding on January 1, 1995, which redemptions or dividends are provided for by the terms of the Series C Preferred Stock in effect on such date (or the redemption of or payment of cash dividends on any security of the Company issued in exchange for or upon the conversion of such Series C Preferred Stock; provided that the aggregate amount payable pursuant to the terms of such security is no greater than the aggregate amount payable pursuant to the terms of the Series C Preferred Stock). For purposes of determining the aggregate permissible amount of Restricted Payments in accordance with clause
(b) of the first paragraph of this covenant, all amounts expended pursuant to clauses (i) and (iii) of this paragraph shall be included and all amounts expended or received pursuant to clause (ii) of this paragraph shall be excluded; provided, however, that amounts paid pursuant to clause (i) of this paragraph shall be included only to the extent that such amounts were not previously included in calculating Restricted Payments. (Section 1009)

  For the purposes of the foregoing provisions, the net proceeds from the issuance of shares of capital stock of the Company upon conversion of Indebtedness shall be deemed to be an amount equal to (i) the accreted value of such Indebtedness on the date of such conversion and (ii) the additional consideration, if any, received by the Company upon such conversion thereof, less any cash payment on account of fractional shares (such consideration, if in property other than cash, to be determined by the Board of Directors of the Company, whose good faith determination shall be conclusive). If the Company makes a Restricted Payment which, at the time of the making of such Restricted Payment, would in the good faith determination of the Company be permitted under the requirements of this covenant, such Restricted Payment shall be deemed to have been made in compliance with this covenant notwithstanding any subsequent adjustments made in good faith to the Company's financial statements affecting Cumulative Cash Flow Credit or Cumulative Interest Expense for any period. (Section 1009)

  Limitation on Investments in Unrestricted Subsidiaries and Affiliates. The Indenture provides that the Company will not, and will not permit any Restricted Subsidiary to, directly or indirectly (i) make any Investment or
(ii) allow any Restricted Subsidiary to become an Unrestricted Subsidiary (a "redesignation of a Restricted Subsidiary"), in each case unless (a) no Default or Event of Default shall have occurred and be continuing or shall occur as a consequence of such Investment or such redesignation of a Restricted Subsidiary, and (b) after giving effect thereto, the Cash Flow Ratio shall be less than or equal to 9:1.

  The foregoing provisions of this covenant shall not prohibit (i) any renewal or reclassification of any Investment existing on the date hereof or (ii) trade credit extended on usual and customary terms in the ordinary course of business. (Section 1010)

  Transactions with Affiliates. The Indenture provides that the Company shall not, and shall not permit any of its subsidiaries to, sell, lease, transfer or otherwise dispose of any of its properties or assets to or purchase any property or assets from, or enter into any contract, agreement, understanding, loan, advance or guarantee with, or for the benefit of, an Affiliate of the Company that is not a subsidiary of the Company, having a value, or for consideration having a value, in excess of $10,000,000 individually or in the aggregate unless the Board of Directors of the Company shall make a good faith determination that the terms of such transaction are, taken as a whole, no less favorable to the Company or such subsidiary, as the case may be, than those which might be available in a comparable transaction with an unrelated Person. For purposes of clarification, this provision shall not apply to Restricted Payments or Permitted Restricted Payments permitted under "Limitation on Restricted Payments". (Section 1011)

EVENTS OF DEFAULT

  Unless otherwise specified in the applicable Prospectus Supplement, the following are Events of Default under the Indenture with respect to Debt Securities of any series (unless they are inapplicable to such series of Debt Securities or they are specifically deleted in the supplemental indenture or Board Resolution under which such series of Debt Securities is issued or has been modified): (a) default for 30 days in payment of interest on any Debt Security of such series; (b) default in payment of principal or premium, if any, of any Debt Security of such series at maturity, upon acceleration, redemption or otherwise; (c) default in the deposit of any sinking fund payment when and as due in respect of any Debt Security of such series; (d) failure to comply with any other covenant or agreement of the Company, continued for 60 days (or, with respect to certain covenants or agreements, 30 days) after written notice as provided in the Indenture; (e) a default or defaults under any mortgage, indenture or instrument which secures or evidences any Indebtedness for money borrowed or guaranteed by the Company or a Restricted Subsidiary in any aggregate amount of $10,000,000 or more (but excluding any Indebtedness for the deferred purchase price of property or services owed to the person providing such property or services as to which the Company or such Restricted Subsidiary is contesting its obligation to pay the same in good faith and by proper proceedings and for which the Company or such Restricted Subsidiary has established appropriate reserves) which result from the failure to pay such Indebtedness at final maturity or which have resulted in the acceleration of such Indebtedness; (f) the entry of a final judgment or final judgments for the payment of money by a court or courts of competent jurisdiction against the Company or any Restricted Subsidiary in an aggregate amount exceeding $10,000,000 which remain undischarged and unbonded for a period (during which execution shall not be effectively stayed) of 60 days or as to which an enforcement proceeding has been commenced by any creditor; (g) certain events of bankruptcy, insolvency or reorganization; and
(h) any other Event of Default as may be specified for such series. (Section
501)

  If an Event of Default (other than as specified in (g) above) shall occur and be continuing under the Indenture applicable to any series of Debt Securities, either the Trustee or the Holders of not less than 25% in aggregate principal amount of the outstanding Debt Securities of such series by written notice to the Company and the agents, if any, under the Credit Agreement (and to the Trustee if such notice is given by the Holders), may declare all the unpaid principal, premium, if any, and interest on the Debt Securities of such series to be due and payable as provided in the Indenture. Upon a declaration of acceleration with respect to a series outstanding under the Indenture (or of all series, as the case may be), such principal, premium, if any, and accrued interest shall be due and payable upon the first to occur of an acceleration under the Credit Agreement or ten days after receipt by the Company and the agents, if any, under the Credit Agreement of such written notice. No action on the part of the Trustee or any Holder of the Debt Securities of any series is required for such acceleration if an Event of Default specified in (g) above shall occur and be continuing. The Holders of at least a majority in principal amount of the Debt Securities of any series then outstanding may rescind an acceleration and its consequences if (i) all existing Events of Default, other than the non-payment of principal of, premium, if any, or interest on the Debt Securities of such series which have become due solely because of the acceleration, have been cured or waived and
(ii) the rescission would not conflict with any judgment or decree of a court of competent jurisdiction. A declaration of acceleration because of an Event of Default specified in clause (e) of the preceding paragraph would be automatically annulled if the Indebtedness referred to therein were discharged, or the Holders thereof rescinded their declaration of acceleration referred to therein, within 30 days after the acceleration of the Debt Securities of such series and no other Event of Default had occurred and not been cured or waived during such period. (Section 502) The Holders of a majority in principal amount of the Debt Securities of any series outstanding also have the right to waive certain past defaults under the Indenture. (Section 513)

  No Holder of Debt Securities of any series issued under the Indenture has any right to institute any proceeding with respect to the Indenture or for any remedy thereunder, unless (i) such Holder has previously given to the Trustee written notice of a continuing Event of Default under the Indenture, (ii) with respect to certain Events of Default, the Holders of at least 25% in principal amount of the outstanding Debt Securities of such series issued thereunder have made written request and offered reasonable indemnity to the Trustee to institute such proceeding as Trustee under the Indenture, and (iii) with respect to certain Events of Default, the Trustee has not received from the Holders of a majority in principal amount of the outstanding Debt Securities of such series a direction inconsistent with such request and the Trustee has failed to institute such proceeding within 60 days after receipt of such notice. (Section 507) Such limitations do not apply, however, to a suit instituted by a Holder of a Debt Security of a series for the enforcement of payment of the principal of or premium, if any, or interest on such Debt Security on or after the respective due dates expressed in such Debt Security. (Section 508)

  During the existence of an Event of Default, the Trustee is required to exercise such rights and powers vested in it under the Indenture and use the same degree of care and skill in its exercise thereof as a prudent person would exercise under the circumstances in the conduct of such person's own affairs. Subject to the provisions of the Indenture relating to the duties of the Trustee, in case an Event of Default shall occur and be continuing, the Trustee is not under any obligation to exercise any of its rights or powers under the Indenture at the request or direction of any of the Holders unless such Holders shall have offered to the Trustee reasonable security or indemnity. (Section 602) Subject to such provisions for the indemnification of the Trustee, the Holders of a majority in principal amount of the outstanding Debt Securities of any series have the right to direct the time, method and place of conducting any proceeding for any remedy available to the Trustee, or exercising any trust of power conferred on the Trustee under the Indenture. (Section 512)

  The Company is required to furnish to the Trustee an annual statement as to the performance by the Company of its obligations under the Indenture, and as to any default in such performance. (Section 1013)

SATISFACTION AND DISCHARGE OF THE INDENTURE AND THE DEBT SECURITIES

  The Indenture will cease to be of further effect (except as to surviving rights of registration of transfer or exchange of Debt Securities of any series outstanding under the Indenture, as expressly provided for therein) as to such series when either (i) all Debt Securities of such series outstanding thereunder theretofore authenticated and delivered have been delivered to the Trustee for cancellation and the Company has paid all sums payable by it under the Indenture or (ii) all Debt Securities of such series not theretofore delivered to the Trustee for cancellation (a) have become due and payable, or
(b) will become due and payable within one year, or (c) are to be called for redemption within one year, and the Company has irrevocably deposited or caused to be deposited with the Trustee funds in an amount sufficient to pay the entire indebtedness on the Debt Securities of such series not theretofore delivered to the Trustee for cancellation, for principal (and premium, if any) and interest to the date of deposit (if the Debt Securities of such series are then due and payable) or to the applicable maturity or redemption date (as the case may be), and the Company has paid all sums payable by it under the Indenture. (Section 401)

MODIFICATION AND WAIVER

  Modifications and amendments of the Indenture or the Debt Securities of any series may be made by the Company and the applicable Trustee with the consent of the Holders of not less than a majority in aggregate principal amount of the outstanding Debt Securities at the time outstanding of each series to be affected under the Indenture; provided, however, that no such modification or amendment may, without the consent of the Holder of each outstanding Debt Security of such series, (i) change the stated maturity of the principal of, or premium, if any, or any installment of interest on, any Debt Securities of such series, (ii) reduce the principal amount of, or the premium, if any, or interest on, the Debt Securities of such series, (iii) change the coin or currency in which any Debt Securities of such series or any premium or the interest thereon is payable, (iv) impair the right to institute suit for the enforcement of any payment on or with respect to the Debt Securities of such series, (v) reduce the percentage in principal amount of outstanding Debt Securities of such series necessary to waive compliance with certain provisions of the Indenture or to waive certain defaults, (vi) modify any of the provisions relating to supplemental indentures requiring the consent of Holders or relating to the waiver of past defaults, except to increase the percentage of outstanding Debt Securities of such series required for such actions or to provide that certain other provisions of the Indenture cannot be modified or waived without the consent of the Holder of each Debt Security of such series affected thereby, or (vii) modify any of the provisions of the Indenture relating to the subordination of the Debt Securities of such series in a manner adverse to the Holders thereof. (Sections 901 and 902)

  The Holders of a majority in aggregate principal amount of the Debt Securities of any series then outstanding under the Indenture may waive compliance with certain restrictive covenants and provisions of the Indenture with respect to such series. (Section 1014)

CONSOLIDATION, MERGER AND SALE OF ASSETS

  The Company may not consolidate or merge with or into, or sell, assign, transfer, lease, convey or otherwise dispose of all or substantially all of its assets to, any Person, unless: (i) the entity formed by such consolidation or merger (if other than the Company) or to which such sale, assignment, transfer, lease, conveyance or disposition shall have been made shall be a corporation organized and existing under the laws of the United States or any State thereof or the District of Columbia, and shall assume by a supplemental indenture all the obligations of the Company under the Outstanding Debt Securities and the Indenture; (ii) immediately before and immediately after such transaction, after giving effect thereto, no Default or Event of Default shall have occurred and be continuing; and (iii) immediately after such transaction, and after giving effect thereto, the Person formed by or surviving any such consolidation or merger, or to which such sale, assignment, transfer, lease or conveyance or disposition shall have been made shall have a Cash Flow Ratio not in excess of 9 to 1. (Section 801)

DEFEASANCE

  If the Prospectus Supplement relating to the offered Debt Securities (the "Offered Debt Securities") so provides, the Company at its option at any time may terminate all of its obligations with respect to the Debt Securities of any series ("defeasance"), except for certain obligations, including those regarding the Defeasance Trust (as defined below) and obligations to register the transfer or exchange of the Debt Securities of such series, to replace mutilated, destroyed, lost or stolen Debt Securities of such series and to maintain agencies in respect of the Debt Securities of any series. The Company may also at any time terminate its obligations under the covenants set forth in the Indenture, which are described under "--Covenants of the Company", and any omission to comply with such obligations shall not constitute a Default or an Event of Default with respect to the Debt Securities of such series ("covenant defeasance"). (Sections 1402, 1403 and 1404)

  In order to exercise either defeasance or covenant defeasance with respect to Debt Securities of a series, (i) the Company must irrevocably deposit in trust, for the benefit of the holders, with the Trustee money or U.S. Government Obligations, or a combination thereof, in such amounts as will be sufficient to pay the principal of and premium, if any, and interest on the Debt Securities of such series to redemption or maturity (the "Defeasance Trust"), (ii) the Company must deliver opinions of counsel to the effect that such Holders will not recognize income, gain or loss for federal income tax purposes as a result of such defeasance or covenant defeasance and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such defeasance or covenant defeasance had not occurred (in the case of defeasance, such opinion must refer to and be based upon a ruling of the Internal Revenue Service or a change in applicable federal income tax laws), (iii) no event or condition shall exist that, pursuant to certain provisions described under "Subordination" below, would prevent the Company from making payments of principal of and premium, if any, and interest on the Debt Securities of such series at the date of the irrevocable deposit referred to above or at any time during the period ending on the 91st day after such deposit date, and (iv) the Company must comply with certain other conditions. (Section 1404)

SUBORDINATION

  Unless otherwise indicated in the applicable Prospectus Supplement, the following provisions will apply to the Debt Securities of any series.

  The indebtedness represented by the Debt Securities is subordinated in right of payment to the prior payment in full of all Senior Indebtedness. (Section
1201)

  Upon the maturity of any Senior Indebtedness, by lapse of time, acceleration or otherwise, or upon any payment default (with or without the giving of notice or lapse of time or both in accordance with the terms of the instrument governing such Senior Indebtedness, and without any waiver or forgiveness) with respect to any Senior Indebtedness, all obligations with respect to such Senior Indebtedness must first be paid in full, or such payment duly provided for, before any payment is made with respect to the Debt Securities or before any acquisition of Debt Securities by the Company. (Section 1202)

  Upon (i) a default with respect to any Senior Indebtedness (other than under circumstances when the terms of the previous paragraph are applicable), as such default is defined therein or in the instrument under which it is outstanding, permitting the holders of Senior Indebtedness to accelerate the maturity thereof, and (ii) written notice thereof ("Default Notice") given to the Company and the Trustee by the agent or agents under the Credit Agreement, then, unless and until such default shall have been cured or waived by the holders of such Senior Indebtedness or shall have ceased to exist, no direct or indirect payment may be made by the Company with respect to the principal of, premium, if any, or interest on the Debt Securities (other than payments made in Junior Securities) or to acquire any of the Debt Securities or on account of the redemption provisions of the Debt Securities (except mandatory redemption payments made, in accordance with the terms of the Debt Securities, in Debt Securities acquired by the Company before the Default Notice; provided, however, that such provision shall not prevent the making of any payment (which is not otherwise prohibited by the previous paragraph) for more than 120 days after the Default Notice shall have been given unless the Senior Indebtedness in respect of which such event of default exists has been declared due and payable in its entirety, in which case no such payment may be made until such acceleration has been rescinded or annulled or such Senior Indebtedness has been paid in full. Notwithstanding the foregoing, not more than one Default Notice may be given with respect to Senior Indebtedness within a period of 240 consecutive days.

  The Indenture will provide that, upon any payment by or distribution of the assets of the Company to creditors upon any dissolution, winding up, liquidation, bankruptcy, reorganization, assignment for the benefit of creditors, or any insolvency, receivership or similar proceeding relating to the Company, all Senior Indebtedness must be paid in full, or such payment duly provided for, before any payment or distribution (other than in Junior Securities) is made on account of the principal of or premium, if any, or interest on the Debt Securities. (Section 1203)

  By reason of such subordination, in the event of liquidation or insolvency, creditors of the Company who are holders of Senior Indebtedness may recover more, ratably, than other creditors of the Company and creditors of the Company who are not holders of Senior Indebtedness or of the Debt Securities (or the 10 3/4% Debentures due 2004, the 9 7/8% Debentures due 2013 and the 9 7/8% Debentures due 2023) may recover more, ratably, than the Holders of the Debt Securities.

  A Holder of Debt Securities by his acceptance of Debt Securities agrees to be bound by such provisions and authorizes and expressly directs the Trustee, on his behalf, to take such action as may be necessary or appropriate to effectuate the subordination provided for in the Indenture and appoints the Trustee his attorney-in-fact for such purpose. (Section 1209)

  The Indenture does not limit or prohibit the incurrence of additional Senior Debt, which may include indebtedness that is senior to the Debt Securities, but subordinate to other obligations of the Company.

  The Prospectus Supplement may further describe the provisions, if any, applicable to the subordination of the Debt Securities of a particular series. The Prospectus Supplement will set forth the aggregate amount of Senior Indebtedness as of the most recent practicable date and any limitation on the issuance of additional Senior Indebtedness.

GOVERNING LAW

  The Indenture and the Debt Securities will be governed by, and construed in accordance with, the laws of the State of New York. (Section 111)

REGARDING THE TRUSTEE

  The Indenture contains certain limitations on the right of the Trustee, should it become a creditor of the Company, to obtain payment of claims in certain cases, or to realize for its own account on certain property received in respect of any such claim as security or otherwise. (Section 612) The Trustee will be permitted to engage in certain other transactions; however, if it acquires any conflicting interest and there is a default under the Debt Securities, it must eliminate such conflict or resign. (Section 607)

  The Trustee may resign or be removed with respect to one or more series of Debt Securities and a successor Trustee may be appointed to act with respect to such series. (Section 608). In the event that two or more persons are acting as Trustee with respect to different series of Debt Securities, each such Trustee shall be a Trustee of a trust under the Indenture separate and apart from the trust administered by any other such Trustee (Section 611), and any action described herein to be taken by the "Trustee" may then be taken by each such Trustee with respect to, and only with respect to, the one or more series of Debt Securities for which it is Trustee.

                         DESCRIPTION OF CAPITAL STOCK

  The Company is authorized to issue 80,000,000 shares of capital stock, of which 50,000,000 shares are Class A Common Stock, par value $.01 per share, 20,000,000 shares are Class B Common Stock, par value $.01 per share, and 10,000,000 shares are Preferred Stock, par value $.01 per share.

CLASS A COMMON STOCK AND CLASS B COMMON STOCK

  All shares of common stock currently outstanding are fully paid and non-assessable, not subject to redemption and without preemptive or other rights to subscribe for or purchase any proportionate part of any new or additional issues of stock of any class or of securities convertible into stock of any class.

  Voting. Holders of Class A Common Stock are entitled to one vote per share. Holders of Class B Common Stock are entitled to ten votes per share. All actions submitted to a vote of stockholders are voted on by holders of Class A Common Stock and Class B Common Stock voting together as a single class, except for the election of directors and as otherwise set forth below. With respect to the election of directors, holders of Class A Common Stock will vote as a separate class and be entitled to elect 25% of the total number of directors constituting the whole Board of Directors (the "Class A Directors") and, if such 25% is not a whole number, then the holders of Class A Common Stock will be entitled to elect the nearest higher whole number of directors that is at least 25% of the total number of directors. Holders of Class B Common Stock, voting as a separate class, will be entitled to elect the remaining directors.

  If, however, on the record date for any stockholder meeting at which directors are to be elected, the number of outstanding shares of Class A Common Stock is less than 10% of the total number of outstanding shares of both classes of Common Stock, the holders of Class A Common Stock and Class B Common Stock will vote together as a single class with respect to the election of directors and the holders of Class A Common Stock will not have the right to elect 25% of the total number of directors but will have one vote per share for all directors and the holders of Class B Common Stock will have ten votes per share for all directors.

  If, on the record date for any stockholder meeting at which directors are to be elected, the number of outstanding shares of Class B Common Stock is less than 12 1/2% of the total number of outstanding shares of both classes of Common Stock, then the holders of Class A Common Stock, voting as a separate class, would continue to elect a number of Class A Directors equal to 25% of the total number of directors constituting the whole Board of Directors and, in addition, would vote together with the holders of Class B Common Stock to elect the remaining directors to be elected at such meeting, with the holders of Class A Common Stock entitled to one vote per share and the holders of Class B Common Stock entitled to ten votes per share.

  In addition, the affirmative vote or consent of the holders of at least 66 2/3% of the outstanding shares of Class B Common Stock, voting separately as a class, is required for the authorization or issuance of any additional shares of Class B Common Stock and for any amendment, alteration or repeal of any provisions of the Company's Restated Certificate of Incorporation which would affect adversely the powers, preferences or rights of the Class B Common Stock. The Company's Restated Certificate of Incorporation does not provide for cumulative voting.

  Conversion. The Class A Common Stock has no conversion rights. The Class B Common Stock is convertible into Class A Common Stock in whole or in part at any time and from time to time on the basis of one share of Class A Common Stock for each share of Class B Common Stock.

  Dividends. Holders of Class A Common Stock and Class B Common Stock are entitled to receive dividends equally on a per share basis if and when such dividends are declared by the Board of Directors from funds legally available therefor. No dividend may be declared or paid in cash or property on shares of either Class A Common Stock or Class B Common Stock unless the same dividend is paid simultaneously on each share of the other class of common stock. In the case of any stock dividend, holders of Class A Common Stock are entitled to receive the same percentage dividend (payable in shares of Class A Common Stock) as holders of Class B Common Stock receive (payable in shares of Class B Common Stock). On June 14, 1994, stockholders approved an amendment to the Company's Restated Certificate of Incorporation to permit the distribution of shares of capital stock of any subsidiary to common stockholders that differ to the extent that the common stock differs as to voting rights and rights in connection with certain dividends.

  Liquidation. Holders of Class A Common Stock and Class B Common Stock share with each other on a ratable basis as a single class in the net assets available for distribution in respect of Class A Common Stock and Class B Common Stock in the event of liquidation.

  Other Terms. Neither the Class A Stock nor the Class B Common Stock may be subdivided, consolidated, reclassified or otherwise changed unless contemporaneously therewith the other class of shares is subdivided, consolidated, reclassified or otherwise changed in the same proportion and in the same manner.

  In any merger, consolidation or business combination the consideration to be received per share by holders of either Class A Common Stock or Class B Common Stock must be identical to that received by holders of the other class of Common Stock, except that in any such transaction in which shares of capital stock are distributed, such shares may differ as to voting rights only to the extent that voting rights now differ between Class A Common Stock and Class B Common Stock.

  Restrictions on Ownership. Transfer of shares of Class A Common Stock or Class B Common Stock which could result in a change of control of the Company may require the approval of state agencies or local franchising authorities in certain states in which the Company operates.

  Transfer Agent. The Company's transfer agent and registrar for the Class A Common Stock is Mellon Securities Trust Company.

PREFERRED STOCK

  The following description of the terms of the Preferred Stock sets forth certain general terms and provisions of the Preferred Stock to which a Prospectus Supplement may relate. Specific terms of any series of Preferred Stock offered by a Prospectus Supplement will be described in the Prospectus Supplement relating to such series. The description set forth below is subject to and qualified in its entirety by reference to the certificate of designations establishing a particular series of Preferred Stock, which will be filed with the Commission in connection with the offering of such series.

  General. Under the Certificate of Incorporation, the Board of Directors of the Company is authorized, without further stockholder action, to provide for the issuance of up to 10,000,000 shares of Preferred Stock in one or more series. The powers, designations, preferences and relative, participating, optional or other special rights, and qualifications, limitations or restrictions, including dividend rights, voting rights, conversion rights, terms of redemption and liquidation preferences, of the Preferred Stock of each series will be fixed or designated by the Board of Directors pursuant to a certificate of designations. The specific terms of a particular series of Preferred Stock offered hereby will be described in a Prospectus Supplement relating to such series and will include the following: (a) the maximum number of shares to constitute the series and the distinctive designation thereof;
(b) whether the shares of such series shall have voting rights, in addition to any voting rights provided by law, and, if so, the terms of such voting rights; (c) the dividend rate, if any, on the shares of such series, the conditions and dates upon which such dividends shall be payable, the preference or relation which such dividends shall bear to the dividends payable on any other class or classes or on any other series of capital stock, and whether such dividends shall be cumulative or non-cumulative; (d) whether the shares of such series shall be subject to redemption by the Company, and, if made subject to redemption, the times, prices and other terms and conditions of such redemption; (e) the rights of the holders of shares of such series upon the liquidation, dissolution or winding up of the Company; (f) whether or not the shares of such series shall be subject to the operation of a retirement or sinking fund, and, if so, the extent to and manner in which any such retirement or sinking fund shall be applied to the purchase or redemption of the shares of such series for retirement or to other corporate purposes and the terms and provisions relative to the operation thereof; (g) whether or not the shares of such series shall be convertible into, or exchangeable for, shares of stock of any other class or classes, or of any other series of the same class, and if so convertible or exchangeable, the price or prices or the rate or rates of conversion or exchange and the method, if any, of adjusting the same; (h) the limitations and restrictions, if any, to be effective while any shares of such series are outstanding upon the payment of dividends or making of other distributions on, and upon the purchase, redemption or other acquisition by the Company of, the Class A Common Stock, the Class B Common Stock or any other class or classes of stock of the Company ranking junior to the shares of such series either as to dividends or upon liquidation; (i) the conditions or restrictions, if any, upon the creation of indebtedness of the Company or upon the issue of any additional stock (including additional shares of such series or of any other series or of any other class) ranking on a parity with or prior to the shares of such series as to dividends or distribution of assets on liquidation, dissolution or winding up; (j) whether fractional interests in shares of the series will be offered in the form of Depositary Shares as described below under "Description of Depositary Shares"; and (k) any other preference and relative, participating, optional or other special rights or qualifications, limitations or restrictions thereof.

  The Preferred Stock will, when issued, be fully paid and nonassessable.

  The transfer agent, registrar and dividend disbursement agent for a series of Preferred Stock will be selected by the Company and will be described in the applicable Prospectus Supplement. The registrar for shares of Preferred Stock will send notices to stockholders of any meetings at which holders of the Preferred Stock have the right to elect directors of the Company or to vote on any other matter.

  Designated Preferred Stock. The authorized preferred stock of the Company consists of (1) 200,000 shares of Series B Cumulative Convertible Preferred Stock, $.01 par value and $100 liquidation value per share (the "Series B Preferred Stock"), none of which are outstanding, (ii) 112,500 shares of Series C Cumulative Preferred Stock, $.01 par value and $100 liquidation value per share (the "Series C Preferred Stock"), of which 110,622 shares were outstanding at June 30, 1995, (iii) 112,500 shares of Series D Cumulative Preferred Stock, $.01 par value and $100 liquidation value per share, none of which are outstanding (the "Series D Preferred Stock"), (iv) 100,000 shares of Series E Redeemable Exchangeable Convertible Preferred Stock, $.01 par value and $1,000 liquidation preference per share (the "Series E Preferred Stock"), 100,000 of which are outstanding at June 30, 1995, (v) 100,000 shares of Series F Redeemable Preferred Stock, $.01 par value and $1,000 liquidation preference per share, none of which are outstanding (the "Series F Preferred Stock"), and (vi) 4,500,000 shares of 11 3/4% Series G Redeemable Exchangeable Preferred Stock, $.01 par value and $100 initial liquidation preference per share, 2,500,000 shares of which were issued on September 26, 1995 and are outstanding (the "Series G Preferred Stock" and the Series B Preferred Stock, Series C Preferred Stock, Series D Preferred Stock, Series E Preferred Stock, Series F Preferred Stock and Series G Preferred Stock are hereinafter sometimes collectively referred to as the "Preferred Stock"). The Series A Preferred Stock, $.01 par value, was cancelled by the Board of Directors on February 2, 1988. The Company does not expect to issue any Series B Preferred Stock. The Series D Preferred Stock is issuable upon conversion of the Series C Preferred Stock. The Company expects to redeem the Series E Preferred Stock on November 2, 1995. The Series F Preferred Stock is issuable upon conversion of the Series E Preferred Stock. The Company does not expect to issue any Series F Preferred Stock.

  The holders of Series B Preferred Stock are entitled, when declared by the Board of Directors, to dividends at the time legally available at the annual rate of $12.00 per share prior and in preference to any declaration of payment of any dividend on the common stock of the Company. The holders of Series C Preferred Stock and Series D Preferred Stock are entitled, when declared by the Board of Directors, to dividends at the time legally available at the annual rate of $8.00 per share prior and in preference to any declaration of payment of any dividend on the common stock of the Company. The holders of the Series E Preferred Stock and the Series F Preferred Stock are entitled, when declared by the Board of Directors, to dividends at the time legally available at the floating rate of LIBOR plus 2.50% payable prior and in preference to any declaration of payment of any dividend on the common stock of the Company. Dividends on the Series E Preferred Stock and Series F Preferred Stock are payable, at the Company's option, either in cash or registered shares of Class A Common Stock with a value equalling 105% of the required dividend. The right to dividends on shares of the Preferred Stock are cumulative. In the event of any liquidation, dissolution or winding up of the Company, the holders of Series B Preferred Stock, Series C Preferred Stock and Series D Preferred Stock are entitled to receive a preferential amount equal to $100 for each share of Series B Preferred Stock, Series C Preferred Stock and Series D Preferred Stock held plus all dividends (whether or not earned or declared) accrued and unpaid on such shares of Preferred Stock to the date of final distribution in preference to any such distribution to the holders of the common stock of the Company. In the event of any liquidation, dissolution or winding up of the Company, the holders of Series E Preferred Stock and Series F Preferred Stock are entitled to receive a preferential amount equal to $1,000 for each share of Series E Preferred Stock and Series F Preferred Stock held plus all dividends (whether or not earned or declared) accrued and unpaid on such shares of Preferred Stock to the date of final distribution in preference to any such distribution to the holders of the common stock of the Company.

  The Company at its option may, but shall not be required to, redeem, at any time and from time to time, on not less than 30 days nor more than 60 days prior notice, any or all of the shares of Series B Preferred Stock then outstanding at a price of $100 per share plus all dividends (whether or not earned or declared) accrued and unpaid on the shares of Series B Preferred Stock to the date fixed for redemption (the "Series B Preferred Stock Redemption Price"). During the period ending 30 years from the date of authorization, no such redemption may be made unless the closing price per share of the Class A Common Stock on any 20 trading days within a period of 30 consecutive trading days preceding the date of the notice of redemption was at least 150% of the conversion price of the Series B Preferred Stock. Commencing 30 years from the date of authorization, the Series B Preferred Stock may be redeemed at the Series B Preferred Stock Redemption Price at any time.

  At any time and from time to time commencing on December 31, 1997, the holders of Series C Preferred Stock and Series D Preferred Stock may require the Company to redeem, upon 30 days' notice to the Company, any or all of the shares of Series C Preferred Stock and Series D Preferred Stock then outstanding at a price equal to the lesser of (i) $100 per share or (ii) the present value of $100, discounted from December 31, 2007 to the date of such redemption, plus, in each case, all dividends (whether or not earned or declared) accrued and unpaid on the shares of Series C Preferred Stock and Series D Preferred Stock to the date fixed for redemption (the "Series C Preferred Stock and Series D Preferred Stock Redemption Price"). The Company may, at its option, upon notice to the holders requesting redemption within 20 days of such holders' notice to the Company, convert all or part of such shares of Series C Preferred Stock into Class B Common Stock and all or part of such shares of Series D Preferred Stock into Class A Common Stock. The Company at its option may, but shall not be required to, redeem, at any time and from time to time after December 31, 1997 on not less than 30 days' nor more than 60 days' prior notice, any or all of the shares of Series C Preferred Stock and Series D Preferred Stock then outstanding at the Series C Preferred Stock and Series D Preferred Stock Redemption Price.

  At any time and from time to time until three days prior to a redemption by the Company, any holder of Series B Preferred Stock may elect to convert such shares into that number of shares of Class A Common Stock determined by dividing $100 plus an amount equal to all dividends (whether or not earned or declared) accrued or unpaid on any shares of Series B Preferred Stock being converted by $19.575. If the Company elects to convert any shares of Series C Preferred Stock or Series D Preferred Stock after a demand for redemption by such holders, the number of shares to be issued by the Company shall be calculated by dividing the applicable Series C Preferred Stock and Series D Preferred Stock Redemption Price by the average of the market price of a share of Class A Common Stock for the 30 trading days preceding the date on which a holder gives notice of its election to convert such shares. Holders of Series B Preferred Stock, Series C Preferred Stock and Series D Preferred Stock have no voting rights except as to which they may be entitled under the laws of the State of Delaware.

  The Company may, at its option, on not less than 30 days' nor more than 60 days' prior notice, redeem any or all of the shares of Series E Preferred Stock or Series F Preferred Stock, at a redemption price, payable in cash, equal to $1,000 per share plus all dividends (whether or not earned or declared) accrued and unpaid on the shares of the Series E Preferred Stock or Series F Preferred Stock to the date fixed for redemption. The Company has given such notice with respect to the Series E Preferred Stock and intends to redeem the Series E Preferred Stock on November 2, 1995.

  The Series G Preferred Stock, with respect to dividends and distributions upon the liquidation, winding-up and dissolution of the Company, ranks (i) senior to all classes of Common Stock and each other class of capital stock or series of preferred stock established by the Board of Directors (except as set forth below) which does not expressly provide that it ranks senior to the Series G Preferred Stock as to dividends and distributions upon the liquidation, winding-up and dissolution of the Company (collectively referred to as "Junior Stock"); (ii) on a parity with the Series B Preferred Stock, Series C Preferred Stock (after the Series E Preferred Stock is no longer outstanding), Series D Preferred Stock and any other class of capital stock or series of preferred stock issued by the Company established after the initial issuance of the Series G Preferred Stock by the Board of Directors, the terms of which expressly provide that such class or series will rank on a parity with the Series G Preferred Stock as to dividends and distributions upon the liquidation, winding-up and dissolution of the Company (collectively referred to as "Parity Securities"); and (iii) junior to the Series C Preferred Stock (so long as the Series E Preferred Stock is outstanding), the Series E Preferred Stock, the Series F Preferred Stock and each class of capital stock or series of preferred stock issued by the Company established after the initial issuance of the Series G Preferred Stock by the Board of Directors, the terms of which specifically provide that such class or series will rank senior to the Series G Preferred Stock as to dividends and distributions upon the liquidation, winding-up and dissolution of the Company (collectively referred to as "Senior Securities").

  The holders of Series G Preferred Stock are entitled, when declared by the Board of Directors, to dividends at the annual rate of 11 3/4% per share of Series G Preferred Stock. The right to dividends on the Series G Preferred Stock is cumulative (whether or not earned or declared). Before October 1, 2000, dividends may, at the option of the Company, be paid either in cash or fully paid and non-assessable shares of Series G Preferred Stock with an aggregate liquidation preference equal to the amount of such dividend. On and after October 1, 2000, dividends may only be paid in cash. If any dividend (or portion thereof) payable on any dividend payment date on or after October 1, 2000 is not paid in full in cash on the dividend payment date therefor, the amount of such dividend that is payable and that is not paid in cash on such date will increase at the rate of 11 3/4% per annum from such dividend payment date until paid in full.

  No full dividends may be declared or paid or funds set apart for the payment of dividends on any Parity Securities for any period unless full cumulative dividends shall have been paid or set apart for such payment on the Series G Preferred Stock. If full dividends are not so paid, the Series G Preferred Stock shall share dividends pro rata with the Parity Securities. Subject to certain exceptions set forth in the Certificate of Designations for the Series G Preferred Stock, no dividends may be paid or set apart for such payment on Junior Stock (except dividends on Junior Stock in additional shares of Junior Stock), and no Junior Stock may be repurchased, redeemed or otherwise retired nor may funds be set apart for payment with respect thereto, if full dividends have not been paid on the Series G Preferred Stock.

  The Company may redeem the Series G Preferred Stock at any time after October 1, 2002, in whole or in part, at certain redemption prices. In addition, the Company may redeem shares of Series G Preferred Stock at any time before October 1, 1998 at a redemption price per share equal to the liquidation preference of $100, plus accrued and unpaid dividends plus a premium of $10 per share, out of the net proceeds of the sale of Junior Stock to a strategic equity investor or a public offering of Class A Common Stock. Furthermore, the Company may, at its option, prior to October 1, 2002, redeem the Series G Preferred Stock at any time within 180 days, at certain redemption prices, after a Change of Control (as defined in the Certificate of Designations for the Series G Preferred Stock). On October 1, 2007, the Company will be required to redeem all outstanding shares of Series G Preferred Stock.

  On or after January 1, 1996, the Company may, at its option, on any scheduled dividend payment date, exchange the Series G Preferred Stock for the Company's 11 3/4% Senior Subordinated Debentures due 2007.

  In the event of any liquidation, dissolution or winding-up of the Company, holders of Series G Preferred Stock will be entitled to receive a preferential amount equal to $100 per share, plus all accrued and unpaid dividends thereon to the date fixed for liquidation, dissolution or winding-up of the Company (including an amount equal to a prorated dividend from the last dividend payment date to the date fixed for liquidation, dissolution or winding-up), before any distribution is made on any Junior Stock. If upon any voluntary or involuntary liquidation, dissolution or winding-up of the Company, the amounts payable with respect to the Series G Preferred Stock and all other Parity Securities are not paid in full, the holders of the Series G Preferred Stock and the Parity Securities will share equally and ratably in any distribution of assets of the Company in proportion to the full liquidation preference to which each is entitled. After payment of the full amount of the liquidation preferences to which they are entitled, the holders of shares of Series G Preferred Stock will not be entitled to any further participation in any distribution of assets of the Company.

  Holders of the Series G Preferred Stock will have no voting rights with respect to general corporate matters except as provided by law or as set forth in the Certificate of Designations therefor. The Certificate of Designations for the Series G Preferred Stock provides that if (a) dividends on the Series G Preferred Stock are in arrears and unpaid (and if after October 1, 2000, such dividends are not paid in cash) for six quarterly periods (whether or not consecutive), or (b) the Company fails to discharge its redemption obligation to redeem the Series G Preferred Stock on October 1, 2007, then the number of directors constituting the Board of Directors will be adjusted to permit the holders of the majority of the then outstanding Series G Preferred Stock, voting as a class, to elect a director. Such voting rights will continue until such time as all dividends in arrears on the Series G Preferred Stock are paid in full (and in the case of dividends payable after October 1, 2000, paid in cash) and any failure, breach or default referred to in clause (b) is remedied, at which time the term of the directors elected pursuant to the provisions of this paragraph shall terminate. Each such event described in clauses (a) and (b) above is referred to herein as a "Voting Rights Triggering Event."

  The Certificate of Designations for the Series G Preferred Stock also provides that the Company will not authorize any class of Senior Securities without the affirmative vote or consent of holders of at least a majority of the shares of Series G Preferred Stock then outstanding, voting or consenting, as the case may be, separately as one class. The Company may not amend the Certificate of Designations for the Series G Preferred Stock so as to affect adversely the specified rights, preferences, privileges or voting rights of holders of shares of the Series G Preferred Stock, or authorize the issuance of any additional shares of Series G Preferred Stock, without the affirmative vote or consent of the holders of at least a majority of the outstanding shares of Series G Preferred Stock, voting or consenting, as the case may be, as one class.

  Without the affirmative vote or consent of the holders of a majority of the issued and outstanding shares of Series G Preferred Stock, the Company may not consolidate or merge with or into, or sell, assign, transfer, lease, convey or otherwise dispose of all or substantially all of its assets to, any person unless: (a) the entity formed by such consolidation or merger (if other than the Company) or to which such sale, assignment, transfer, lease, conveyance or other disposition shall have been made shall be a corporation organized or existing under the laws of the United States or any State thereof or the District of Columbia; (b) the Series G Preferred Stock shall be converted into or exchanged for and shall become shares of such successor, transferee or resulting corporation, having in respect of such successor, transferee or resulting corporation the same powers, preferences and relative participating, optional or other special rights, and the qualifications, limitations or restrictions thereon, that the Series G Preferred Stock had immediately prior to such transactions; and (c) immediately after giving effect to such transaction, no Voting Rights Triggering Event shall have occurred or be continuing. Notwithstanding the foregoing, the Company may consolidate or merge with or into, or sell, assign, transfer, lease, convey or otherwise dispose of all or substantially all of its assets to, any person if the Company makes adequate provision (i) prior to October 1, 2002, to redeem the Series G Preferred Stock after a Change of Control (as defined in the Certificate of Designations for the Series G Preferred Stock) or (ii) on or after October 1, 2002, to redeem the Series G Preferred Stock at the applicable redemption price set forth in the Certificate of Designations therefor.

  Upon redemption or conversion, shares of Preferred Stock shall be cancelled. Holders of Preferred Stock have no preemptive or other rights to subscribe for or purchase any proportionate part of any new or additional issues of stock of any class or of securities convertible into stock of any class.

                       DESCRIPTION OF DEPOSITARY SHARES

  The description set forth below and in any Prospectus Supplement of certain provisions of the Deposit Agreement and of the Depositary Shares and Depositary Receipts (as those terms are defined below) does not purport to be complete and is subject to, and qualified in its entirety by reference to, the form of Deposit Agreement and form of Depositary Receipts which are filed as an exhibit to the Registration Statement of which this Prospectus is a part.

GENERAL

  The Company may, at its option, elect to offer fractional shares, rather than full shares, of any series of Preferred Stock. Each such fractional share of Preferred Stock will be represented by a depositary share (collectively, the "Depositary Shares") pursuant to the terms of a Deposit Agreement (the "Deposit Agreement") among a bank or trust company selected by the Company (the "Depositary") and all holders from time to time of depositary receipts issued thereunder (the "Depositary Receipts"). The Depositary Shares will be evidenced by Depositary Receipts. Subject to the terms of the Deposit Agreement, each owner of a Depositary Share will be entitled, proportionately, to all the rights, preferences and privileges of the fractional share of Preferred Stock represented thereby (including dividend, voting and liquidation rights), and will be subject to all of the limitations of the fractional share of Preferred Stock represented thereby, which are either summarized above under "Description of Capital Stock" or set forth in the Prospectus Supplement relating to such series of Preferred Stock.

ISSUANCE OF DEPOSITARY RECEIPTS AND WITHDRAWAL OF PREFERRED STOCK FROM DEPOSIT

  Immediately following the issuance by the Company of the shares of any series of Preferred Stock to be represented by Depositary Shares, the Company will deposit such shares of Preferred Stock with the Depositary, which will then issue and deliver the Depositary Receipts to the Company. The Company will, in turn, deliver the Depositary Receipts to the purchasers of the Preferred Stock. Depositary Receipts will be issued evidencing only whole Depositary Shares.

  Upon surrender of Depositary Receipts at the Corporate Office (as defined in the Deposit Agreement) of the Depositary (or such other office as the Depositary may designate), the owner of the Depositary Shares evidenced thereby is entitled at such office to certificates evidencing the number of shares of Preferred Stock (but only in whole shares of Preferred Stock) represented by such Depositary Receipts. If the Depositary Receipts delivered by the holder evidence a number of Depositary Shares in excess of the number of whole shares of Preferred Stock to be withdrawn, the Depositary will deliver to such holder at the same time a new Depositary Receipt evidencing such excess number of Depositary Shares.

DIVIDENDS AND OTHER DISTRIBUTIONS

  The Depositary will distribute all cash dividends or other cash distributions received in respect of the Preferred Stock to the record holders of Depositary Shares representing such Preferred Stock in proportion to the numbers of such Depositary Shares owned by such holders on the relevant record date. In the event of a distribution other than in cash, the Depositary will distribute property received by it to the record holders of Depositary Shares entitled thereto, unless the Depositary determines that it is not feasible to make such distribution, in which case the Depositary may, with the approval of the Company, sell such property and distribute the net proceeds from such sale to such holders.

REDEMPTION OF DEPOSITARY SHARES

  If a series of the Preferred Stock underlying the Depositary Shares is subject to redemption, the Depositary Shares will be redeemed from the proceeds received by the Depositary resulting from the redemption, in whole or in part, of such series of the Preferred Stock held by the Depositary. The redemption price per Depositary Share will be equal to the applicable fraction of the redemption price per share payable with respect to such series of the Preferred Stock. If less than all the Depositary Shares are to be redeemed, the Depositary Shares to be redeemed will be selected by lot or pro rata.

  After the date fixed for redemption (which will be the same date as the redemption date for the Preferred Stock), the Depositary Shares so called for redemption will no longer be deemed to be outstanding and all rights of the holders of the Depositary Shares will cease, except the right to receive the moneys payable upon such redemption and any money or other property to which the holders of such Depositary Shares were entitled upon such redemption upon surrender to the Depositary of the Depositary Receipts evidencing such Depositary Shares.

VOTING

  Upon receipt of notice of any meeting at which the holders of the Preferred Stock are entitled to vote, the Depositary will mail the information contained in such notice of meeting to the record holders of the Depositary Shares relating to such Preferred Stock. Each record holder of such Depositary Shares on the record date (which will be the same date as the record date for the Preferred Stock) will be entitled to instruct the Depositary as to the exercise of the voting rights pertaining to the number of shares of Preferred Stock underlying such holder's Depositary Shares. The Depositary will endeavor, insofar as practicable, to vote the number of shares of Preferred Stock underlying such Depositary Shares in accordance with such instructions, and the Company will agree to take all action which may be deemed necessary by the Depositary in order to enable the Depositary to do so. The Depositary will abstain from voting shares of Preferred Stock to the extent the Depositary does not receive specific instructions from the holders of Depositary Shares relating to such shares.

AMENDMENT OF THE DEPOSIT AGREEMENT

  The form of Depositary Receipt evidencing the Depositary Shares and any provision of the Deposit Agreement may at any time be amended by agreement between the Company and the Depositary. However, any amendment which imposes or increases any fees, taxes, or other changes upon holders of Depositary Receipts (other than taxes and other governmental charges, fees, and other expenses payable by such holders as stated under "Charges of Depositary"), or which otherwise prejudices any substantial existing right of holders of Depositary Receipts, will not take effect as to outstanding Depositary Receipts until the expiration of 30 days after notice of such amendment has been mailed to the record holders of outstanding Depositary Receipts. Every holder of Depositary Receipts at the time any such amendment becomes effective shall be deemed to consent and agree to such amendment and to be bound by the Deposit Agreement.

CHARGES OF DEPOSITARY

  The Company will pay all transfer and other taxes and governmental charges that arise solely from the existence of the depositary arrangements. The Company will pay the charges of the Depositary in connection with the initial deposit of the Preferred Stock and any redemption of the Preferred Stock. Holders of Depositary Shares will pay all other transfer and other taxes and governmental charges, and, in addition, such other charges as are expressly provided in the Deposit Agreement to be for their accounts.

MISCELLANEOUS

  The Depositary will forward to the holders of Depositary Shares all reports and communications from the Company which the Company is required to furnish to the holders of the Preferred Stock.

  Neither the Depositary nor the Company will be liable if it is prevented or delayed by law or any circumstances beyond its control in performing its obligations under the Deposit Agreement. The obligations of the Company and the Depositary under the Deposit Agreement will be limited to performance in good faith of their duties thereunder and they will not be obligated to prosecute or defend any legal proceedings in respect of any Depositary Shares or Preferred Stock unless satisfactory indemnity is furnished. They may rely upon written advice of counsel or accountants, or information provided by persons presenting Preferred Stock for deposit, holders of Depositary Shares or other persons believed to be competent and on documents believed to be genuine.

RESIGNATION AND REMOVAL OF DEPOSITARY; TERMINATION OF THE DEPOSIT AGREEMENT

  The Depositary may resign at any time by delivering to the Company notice of its election to do so, and the Company may at any time remove the Depositary, any such resignation or removal to take effect upon the appointment of a successor Depositary and its acceptance of such appointment. Such successor Depositary will be appointed by the Company within 45 days after delivery of the notice of resignation or removal. The Deposit Agreement may be terminated at the direction of the Company or by the Depositary if a period of 45 days shall have expired after the Depositary has delivered to the Company written notice of its election to resign and a successor depositary shall not have been appointed. Upon termination of the Deposit Agreement, the Depositary will discontinue the transfer of Depositary Receipts, will suspend the distribution of dividends to the holders thereof, and will not give any further notices (other than notice of such termination) or perform any further acts under the Deposit Agreement except that the Depositary will continue to collect dividends and other distributions pertaining to the Preferred Stock, will sell rights, preferences or privileges as provided in the Deposit Agreement and will continue to deliver Preferred Stock certificates together with such dividends and distributions and the net proceeds of any sales of rights, preferences, privileges, or other property in exchange for Depositary Receipts surrendered. At any time after the expiration of two years from the date of termination, the Depositary may sell the Preferred Stock and hold the proceeds of such sale, without interest, for the benefit of the holders of Receipts who have not then surrendered their Receipts. After making such sale, the Depositary will be discharged from all obligations under the Deposit Agreement except to account for such proceeds. In the event the Deposit Agreement is terminated, the Company will use its best efforts to list the underlying shares of Preferred Stock on any stock exchange on which such Depositary Shares were listed.

                            DESCRIPTION OF WARRANTS

  The Company may issue Warrants to purchase Debt Securities ("Debt Warrants") and other Securities. Warrants may be issued independently or together with any Securities and may be attached to or separate from such Securities. The Warrants are to be issued under warrant agreements (each, a "Warrant Agreement") to be entered into between the Company and a bank or trust company, as warrant agent (the "Warrant Agent"), all as shall be set forth in the Prospectus Supplement relating to Warrants being offered pursuant thereto.

DEBT WARRANTS

  The applicable Prospectus Supplement will describe the terms of Debt Warrants offered thereby, the Warrant Agreement relating to such Debt Warrants and the debt warrant certificates representing such Debt Warrants, including the following: (1) the title of such Debt Warrants; (2) the aggregate number of such Debt Warrants; (3) the price or prices at which such Debt Warrants will be issued; (4) the designation, aggregate principal amount and terms of the Debt Securities purchasable upon exercise of such Debt Warrants, and the procedures and conditions relating to the exercise of such Debt Warrants; (5) the designation and terms of any related Debt Securities with which such Debt Warrants are issued, and the number of such Debt Warrants issued with each such Debt Security; (6) the date, if any, on and after which such Debt Warrants and the related Debt Securities will be separately transferable; (7) the principal amount of Debt Securities purchasable upon exercise of each Debt Warrant, and the price at which and the currency, including composite currency or currency unit, in which such principal amount of Debt Securities may be purchased upon such exercise; (8) the date on which the right to exercise such Debt Warrants shall commence, and the date on which such right shall expire;
(9) the maximum or minimum number of such Debt Warrants which may be exercised at any time; (10) a discussion of material federal income tax considerations, if any; and (11) any other terms of such Debt Warrants and terms, procedures and limitations relating to the exercise of such Debt Warrants.

  Debt warrant certificates will be exchangeable for new debt warrant certificates of different denominations, and Debt Warrants may be exercised at the corporate trust office of the Warrant Agent or any other office indicated in the Prospectus Supplement. Prior to the exercise of their Debt Warrants, holders of Debt Warrants will not have any of the rights of holders of the Debt Securities purchasable upon such exercise and will not be entitled to payments of principal of (or premium, if any) or interest, if any, on the Debt Securities purchasable upon such exercise.

OTHER WARRANTS

  The Company may issue Warrants to purchase shares of Preferred Stock, including Depositary Shares, and Class A Common Stock. The applicable Prospectus Supplement will describe the following terms of any such other Warrants in respect of which this Prospectus if being delivered: (1) the title of such Warrants; (2) the Securities for which such Warrants are exercisable;
(3) the price or prices at which such Warrants will be issued; (4) if applicable, the designation and terms of the Preferred Stock with which such Warrants are issued, and the number of such Warrants issued with each such share of Preferred Stock or Class A Common Stock; (5) if applicable, the date on and after which such Warrants and the related Preferred Stock or Class A Common Stock will be separately transferable; (6) if applicable, a discussion of material federal income tax considerations; and (7) any other terms of such Warrants, including terms, procedures and limitations relating to the exchange and exercise of such Warrants.

EXERCISE OF WARRANTS

  Each Warrant will entitle the holder of Warrants to purchase for cash such principal amount or number of shares of Securities at such exercise price as shall in each case be set forth in, or be determinable as set forth in, the Prospectus Supplement relating to the Warrants offered thereby. Warrants may be exercised at any time up to the close of business on the expiration date set forth in the Prospectus Supplement relating to the Warrants offered thereby. After the close of business on the expiration date, unexercised Warrants will become void.

  Warrants may be exercised as set forth in the Prospectus Supplement relating to the Warrants offered thereby. Upon receipt of payment and the warrant certificate properly completed and duly executed at the corporate trust office of the Warrant Agent or any other office indicated in the Prospectus Supplement, the Company will, as soon as practicable, forward the Securities purchasable upon such exercise. If less than all of the Warrants represented by such warrant certificate are exercised, a new warrant certificate will be issued for the remaining Warrants.

                             PLAN OF DISTRIBUTION

  The Company may sell the Securities to one or more underwriters for public offering and sale by them or may sell the Securities to investors directly or through agents. Any such underwriter, selling group or agent involved in the offer and sale of the Securities will be named in the related Prospectus Supplement. The Company has reserved the right to sell the Securities directly to investors on its own behalf in those jurisdictions where it is authorized to do so.

  Underwriters may offer and sell the Securities at a fixed price or prices that may be changed, at market prices prevailing at the time of sale, at prices related to such prevailing market prices or at negotiated prices. The Company also may, from time to time, authorize dealers, acting as the Company's agents, to offer and sell the Securities upon such terms and conditions as set forth in the related Prospectus Supplement. In connection with the sale of the Securities, underwriters may receive compensation from the Company in the form of underwriting discounts or commissions and may also receive commissions from purchasers of the Securities for whom they may act as agent. Underwriters may sell the Securities to or through dealers, and such dealers may receive compensation in the form of discounts, concessions or commissions from the underwriters and/or commissions (which may be changed from time to time) from the purchasers for whom they may act as agents.

  Any underwriting compensation paid by the Company to underwriters or agents in connection with the offering of the Securities, and any discounts, concessions or commissions allowed by underwriters to participating dealers, will be set forth in the related Prospectus Supplement. Dealers and agents participating in the distribution of the Securities may be deemed to be underwriters, and any discounts and commissions received by them and any profit realized by them on resale of the Securities may be deemed to be underwriting discounts and commissions under the Securities Act. Underwriters, dealers and agents may be entitled, under agreements entered into with the Company, to indemnification against and contribution towards certain civil liabilities, including any liabilities under the Securities Act.

  If so indicated in the related Prospectus Supplement, the Company will authorize dealers acting as the Company's agents to solicit agreements by certain institutions to purchase the Securities from the Company at the public offering price set forth in the related Prospectus Supplement pursuant to delayed delivery contracts ("Contracts") providing for payment and delivery on the date or dates stated in a Prospectus Supplement. Each Contract will be for an amount specified in the applicable Prospectus Supplement. Institutions, with whom Contracts, when authorized, may be made include commercial and savings banks, insurance companies, pension funds, investment companies, educational and charitable institutions and other institutions, but will in all cases be subject to the approval of the Company. Contracts will not be subject to any conditions except that (i) the purchase by an institution of the Securities covered by Contracts will not at the time of delivery be prohibited under the laws of any jurisdiction in the United States to which such institution is subject and (ii) if the Securities are being sold to Underwriters, the Company shall have sold to such Underwriters such amount specified in the applicable Prospectus Supplement.

  Any Securities issued hereunder (other than Class A Common Stock) will be new issues of securities with no established trading market. Any underwriters or agents to or through whom such Securities are sold by the Company for public offering and sale may make a market in such Securities, but such underwriters or agents will not be obligated to do so and may discontinue any market at any time without notice. No assurance can be given as to the liquidity of the trading market for any such Securities.

  Certain of the underwriters, dealers or agents and their associates may engage in transactions with, and perform services for, the Company and certain of its affiliates in the ordinary course of business.

                          VALIDITY OF THE SECURITIES

  The validity of any Securities issued hereunder will be passed upon for the Company by Sullivan & Cromwell, New York, New York, counsel to the Company. Unless otherwise specified in the applicable Prospectus Supplement, the validity of any Securities issued hereunder will be passed upon for any underwriters by Shearman & Sterling, New York, New York.

                                    EXPERTS

  The consolidated financial statements and schedules of the Company and its subsidiaries as of December 31, 1994 and 1993 and for each of the years in the three-year period ended December 31, 1994 that are incorporated in this Prospectus by reference have been incorporated herein and in the Registration Statement in reliance upon the report of KPMG Peat Marwick LLP, independent certified public accountants, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.

  The consolidated financial statements and schedules of A-R Cable Services, Inc. and its subsidiaries as of December 31, 1994 and 1993 and for each of the years in the three-year period ended December 31, 1994 that are incorporated in this Prospectus by reference have been incorporated herein and in the Registration Statement in reliance upon the report of KPMG Peat Marwick, LLP, independent certified public accountants, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.

  The consolidated financial statements of Cablevision of Boston Limited Partnership as of December 31, 1994 and 1993 and for each of the years in the three-year period ended December 31, 1994 that are incorporated in this Prospectus by reference have been incorporated herein and in the Registration Statement in reliance upon the report of KPMG Peat Marwick LLP, independent certified public accountants, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.

  The financial statements of American Movie Classics Company as of and for the years ended December 31, 1993 and 1992 that are incorporated in this Prospectus by reference have been incorporated herein and in the Registration Statement in reliance upon the report of KPMG Peat Marwick LLP, independent certified public accountants, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.

  The financial statements of Monmouth Cablevision Associates, Riverview Cablevision Associates, L.P. and Framingham Cablevision Associates, Limited Partnership each as of and for the years ended December 31, 1993 and 1992 that are incorporated in this Prospectus by reference have been incorporated herein and in the Registration Statement in reliance upon the report of Deloitte & Touche LLP, independent auditors, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.

                                    PART II

                  INFORMATION NOT REQUIRED IN THE PROSPECTUS

ITEM 14. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

  It is expected that the following expenses (all of which will be paid by the Company) will be incurred in connection with the registration and distribution of the Securities:*

      Securities and Exchange Commission filing fee................ $  344,828
      Blue Sky fees and expenses...................................     15,000
      Legal fees and expenses......................................    650,000
      Accounting fees and expenses.................................    175,000
      Printing and Engraving Expenses..............................    200,000
      Trustee's, Transfer Agent's and Depositary's fees and ex-
       penses......................................................     50,000
      Miscellaneous................................................    141,172
                                                                    ----------
          Total.................................................... $1,576,000
                                                                    ==========

  * All of these expenses except the Securities and Exchange Commission filing fee represent estimates only.

ITEM 15. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

  Section 145 of the Delaware General Corporation Law provides that a corporation may indemnify directors and officers as well as other employees and individuals against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement in connection with specified actions, suits or proceedings, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation--a "derivative action"), if they acted in good faith and in a manner they reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe their conduct was unlawful. A similar standard is applicable in the case of derivative actions, except that indemnification only extends to expenses (including attorneys' fees) incurred in connection with defense or settlement of such action, and the statute requires court approval before there can be any indemnification where the person seeking indemnification has been found liable to the corporation. The statute provides that it is not exclusive of other rights to which those seeking indemnification may be entitled under any by-law, agreement, vote of stockholders or disinterested directors or otherwise.

  The first paragraph of Article Ninth of the Company's Certificate of Incorporation provides:

    The corporation shall, to the fullest extent permitted by Section 145 of the General Corporation Law of the State of Delaware, as the same may be amended and supplemented, or by any successor thereto, indemnify any and all persons whom it shall have power to indemnify under said section from and against any and all of the expenses, liabilities or other matters referred to in or covered by said section. Such right to indemnification shall continue as to a person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of the heirs, executors and administrators of such a person. The indemnification provided for herein shall not be deemed exclusive of any other rights to which those seeking indemnification may be entitled under any By-Law, agreement, vote of stockholders or disinterested directors or otherwise.

  Article VIII of the By-Laws of the Company provides:

    A. The corporation shall indemnify each person who was or is made a party or is threatened to be made a party to or is involved in any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (hereinafter a "proceeding"), by reason of the fact that he or she, or a person of whom he or she is the legal representative, is or was a director or officer of the corporation or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation or of a partnership, joint venture, trust or other enterprise, including service with respect to employee benefit plans, whether the basis of such proceeding is alleged action in an official capacity as a director, officer, employee or agent or alleged action in any other capacity while serving as a director, officer, employee or agent, to the maximum extent authorized by the Delaware General Corporation Law, as the same exists or may hereafter be amended (but, in the case of any such amendment, only to the extent that such amendment permits the corporation to provide broader indemnification rights than said law permitted the corporation to provide prior to such amendment), against all expense, liability and loss (including attorney's fees, judgments, fines, ERISA excise taxes or penalties and amounts paid or to be paid in settlement) reasonably incurred by such person in connection with such proceeding. Such indemnification shall continue as to a person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of his or her heirs, executors and administrators. The right to indemnification conferred in this Article shall be a contract right and shall include the right to be paid by the corporation the expenses incurred in defending any such proceeding in advance of its final disposition; provided that, if the Delaware General Corporation Law so requires, the payment of such expenses incurred by a director or officer in advance of the final disposition of a proceeding shall be made only upon receipt by the corporation of an undertaking by or on behalf of such person to repay all amounts so advanced if it shall ultimately be determined that such person is not entitled to be indemnified by the corporation as authorized in this Article or otherwise.

    B. The right to indemnification and advancement of expenses conferred on any person by this Article shall not limit the corporation from providing any other indemnification permitted by law nor shall it be deemed exclusive of any other right which any such person may have or hereafter acquire under any statute, provision of the Certificate of Incorporation, by-law, agreement, vote of stockholders or disinterested directors or otherwise.

    C. The corporation may purchase and maintain insurance, at its expense, to protect itself and any director, officer, employee or agent of the corporation or another corporation, partnership, joint venture, or other enterprise against any expense, liability or loss, whether or not the corporation would have the power to indemnify such person against such expense, liability or loss under the Delaware General Corporation Law.

  The Company has entered into indemnification agreements with certain of its officers and directors indemnifying such officers and directors from and against certain expenses, liabilities or other matters referred to in or covered by Section 145 of the Delaware General Corporation Law. The Company has also entered into an agreement with Charles F. Dolan ("Mr. Dolan"), the Chairman of the Company, pursuant to which Mr. Dolan has agreed to guarantee the Company's obligation to indemnify its officers and directors to the fullest extent permitted by Delaware law. In addition, subject to certain limitations, Mr. Dolan has agreed to indemnify such officers and directors against any loss or expense such person may incur in connection with any transaction involving Mr. Dolan or entities affiliated with Mr. Dolan to the extent indemnification is not provided by the Company. Any payment required to be made by Mr. Dolan pursuant to such agreement will be reduced by any proceeds of insurance or reimbursement under any other form of indemnification reimbursement available to such officer or director. The Company maintains directors' and officers' liability insurance.

  Section 102(b)(7) of the Delaware General Corporation Law permits a corporation to provide in its certificate of incorporation that a director of the corporation shall not be personally liable to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director's duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law,
(iii) for payments of unlawful dividends or unlawful stock repurchases or redemptions, or (iv) for any transaction from which the director derived an improper personal benefit. The second paragraph of Article Ninth of the Company's Certificate of Incorporation provides for such limitation of liability.

ITEM 16. EXHIBITS.

   1.1 --Form of Underwriting Agreement for Debt Securities

   1.2 --Form of Underwriting Agreement for Common Stock

   4.1 --Certificate of Incorporation of the Registrant (incorporated herein by reference to Exhibit 3.1 to the Company's Registration Statement on Form S-1 dated January 17, 1986, File No. 33-1936)

  4.1A --Amendment to Certificate of Incorporation and complete copy of amended and restated Certificate of Incorporation (incorporated herein by reference to Exhibits 3.1A(i) and 3.1A(ii) to the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 1989)

  4.1B --Certificate of Designations for the Series E Redeemable Exchangeable
         Convertible Preferred Stock (incorporated herein by reference to the Company's Report on Form 10-K/A for the year ended December 31, 1993, filed on April 13, 1994)

  4.1C --Certificate of Designations for the Series F Redeemable Preferred
         Stock (incorporated herein by reference to the Company's Report on Form 10-K/A for the year ended December 31, 1993, filed on April 13, 1994)

  4.1D --Certificate of Designations for the Series G Redeemable Exchangeable
         Preferred Stock (incorporated by reference herein to Exhibit 3.1D to the Company's Registration Statement on Form S-4 dated October 17, 1995, File No. 33-62717.)

  4.2 --Amended and restated By-laws (incorporated herein by reference to Exhibit 3.2D to the Company's Registration Statement on Form S-4 dated October 17, 1995, File No. 33-62717.)

  4.3 --Form of Certificate for shares of Common Stock (incorporated herein by reference to the Company's Registration Statement on Form S-1, dated January 17, 1986, File No. 33-1936)

  4.4 --Form of Indenture between the Company and the Trustee


 *4.5 --Form of Deposit Agreement

 *4.6 --Form of Depositary Receipt

 *4.7 --Form of Warrant Agreement

 *4.8 --Form of Warrant Certificate

  5.1 --Opinion of Sullivan & Cromwell

  12  --Computation of Ratio of Deficiency of Earnings to Fixed Charges and
        Fixed Charges and Preferred Stock Dividends

 23.1 --Consent of Sullivan & Cromwell (contained in Exhibit 5.1)

 23.2 --Consents of KPMG Peat Marwick LLP

 23.3 --Consent of Deloitte & Touche LLP

**24 --Powers of Attorney

25.1 --Form T-1 Statement of Eligibility under the Trust Indenture Act of
       1939 of the Trustee under the Indenture
--------
* To be filed as an exhibit to a Current Report on Form 8-K subsequent to the effectiveness of this Registration Statement, in accordance with Item 601(b)(1) of Regulation S-K.

** Previously filed.

ITEM 17. UNDERTAKINGS.

  The undersigned registrant hereby undertakes:

    (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

      (i) To include any prospectus required by Section 10(a)(3) of the Securities Act;

      (ii) To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high and of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the "Calculation of Registration Fee" table in the effective registration statement.

      (iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

  provided, however, that paragraphs (i) and (ii) do not apply if the Registration Statement is on Form S-3, Form S-8 or Form F-3, and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the Company pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the Registration Statement.

    (2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

    (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

    (4) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

    (5) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant, pursuant to the provisions described in Item 15 or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by any such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether or not such indemnification is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

                                  SIGNATURES

  PURSUANT TO THE REQUIREMENTS OF THE SECURITIES ACT OF 1933, THE REGISTRANT CERTIFIES THAT IT HAS REASONABLE GROUNDS TO BELIEVE THAT IT MEETS ALL OF THE REQUIREMENTS FOR FILING ON FORM S-3 AND HAS DULY CAUSED THIS AMENDMENT TO THE REGISTRATION STATEMENT TO BE SIGNED ON ITS BEHALF BY THE UNDERSIGNED, THEREUNTO DULY AUTHORIZED, IN THE TOWN OF OYSTER BAY AND THE STATE OF NEW YORK, ON THE 16TH DAY OF OCTOBER, 1995.

                                          Cablevision Systems Corporation


                                          By: /s/ James L. Dolan
                                             ----------------------------------

                                          Name: James L. Dolan

                                          Title: Chief Executive Officer

  PURSUANT TO THE REQUIREMENTS OF THE SECURITIES ACT OF 1933, AS AMENDED, THIS REPORT HAS BEEN SIGNED BELOW BY THE FOLLOWING PERSONS IN THE CAPACITIES AND ON OCTOBER 16, 1995.

              SIGNATURE                                 TITLE

       /s/ James L. Dolan              Chief Executive Officer (Principal
-------------------------------------   Executive Officer) and Director

         JAMES L. DOLAN

               *                       Chairman of the Board of Directors
-------------------------------------

        CHARLES F. DOLAN

                                       Senior Vice President--Finance and
               *                        Treasurer (Principal Financial
-------------------------------------   Officer)
          BARRY J. O'LEARY

                                       Vice President and Controller
               *                        (Principal Accounting Officer)
-------------------------------------
          JERRY SHAW

                                       Vice Chairman and Director
               *
-------------------------------------
           WILLIAM J. BELL

               *
                                       Vice Chairman and Director
-------------------------------------

       MARC A. LUSTGARTEN

              SIGNATURE                                  TITLE

                                        Executive Vice President, General
      /s/ Robert S. Lemle                Counsel, Secretary and Director
-------------------------------------
           ROBERT S. LEMLE

                                        Vice President and Director
               *
-------------------------------------
          SHEILA A. MAHONY

                                        Director and Chairman of the Executive
-------------------------------------    Committee
             JOHN TATTA

                                        Director
               *
-------------------------------------
          PATRICK F. DOLAN

                                        Director
-------------------------------------
      FRANCIS F. RANDOLPH, JR.

                                        Director
               *
-------------------------------------
          DANIEL T. SWEENEY

                                        Director
-------------------------------------
          CHARLES D. FERRIS

                                        Director
               *
-------------------------------------
         RICHARD H. HOCHMAN

                                        Director
-------------------------------------
           VICTOR ORISTANO

                                        Director
               *
-------------------------------------
        A. JERROLD PERENCHIO

*By: /s/ Robert S. Lemle, Attorney-
in-Fact
-------------------------------------

        Robert S. Lemle

                                 EXHIBIT INDEX

 EXHIBITS                                                              PAGE NO.
 --------                                                              --------
    1.1   --Form of Underwriting Agreement for Debt Securities......
    1.2   --Form of Underwriting Agreement for Common Stock.........
    4.1   --Certificate of Incorporation of the Registrant
           (incorporated herein by reference to Exhibit 3.1 to the
           Company's Registration Statement on Form S-1 dated
           January 17, 1986, File No. 33-1936)......................
    4.1A  --Amendment to Certificate of Incorporation and complete copy of amended and restated Certificate of Incorporation
           (incorporated herein by reference to Exhibits 3.1A(i) and
           3.1A(ii) to the Company's Annual Report on Form 10-K for
           the fiscal year ended December 31, 1989).................
    4.1B  --Certificate of Designations for the Series E Redeemable
           Exchangeable Convertible Preferred Stock (incorporated
           herein by reference to the Company's Report on Form 10-
           K/A for the year ended December 31, 1993, filed on April
           13, 1994)................................................
    4.1C  --Certificate of Designations for the Series F Redeemable
           Preferred Stock (incorporated herein by reference to the
           Company's Report on Form 10-K/A for the year ended
           December 31, 1993, filed on April 13, 1994)..............
    4.1D  --Certificate of Designations for the Series G Redeemable
           Exchangeable Preferred Stock (incorporated by reference
           herein to Exhibit 3.1D to the Company's Registration
           Statement on Form S-4 dated October 17, 1995, File No.
           33-62717)................................................
    4.2   --Amended and restated By-laws (incorporated herein by
           reference to Exhibit 3.2D to the Company's Registration
           Statement on Form S-4 dated October 17, 1995, File No.
           33-62717)................................................
    4.3   --Form of Certificate for shares of Common Stock
           (incorporated herein by reference to the Company's
           Registration Statement on Form S-1, dated January 17,
           1986, File No. 33-1936)..................................
    4.4   --Form of Indenture between the Company and the Trustee...
   *4.5   --Form of Deposit Agreement...............................
   *4.6   --Form of Depositary Receipt..............................
   *4.7   --Form of Warrant Agreement...............................
   *4.8   --Form of Warrant Certificate.............................
    5.1   --Opinion of Sullivan & Cromwell..........................
   12     --Computation of Ratio of Deficiency of Earnings to Fixed
           Charges and Fixed Charges and Preferred Stock Dividends..
   23.1   --Consent of Sullivan & Cromwell (contained in Exhibit
           5.1).....................................................
   23.2   --Consents of KPMG Peat Marwick LLP.......................
   23.3   --Consent of Deloitte & Touche LLP........................
 **24     --Powers of Attorney......................................
   25.1   --Form T-1 Statement of Eligibility under the Trust
           Indenture Act of 1939 of the Trustee under the
           Indenture................................................

--------
 * To be filed as an exhibit to a Current Report on Form 8-K subsequent to the effectiveness of this Registration Statement, in accordance with Item 601(b)(1) of Regulation S-K.

** Previously filed.